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                                                                  EXHIBIT 10.53


                        PURCHASE AGREEMENT BY AND AMONG

                         WESTERN WIRELESS CORPORATION,

                             TRIAD TEXAS, L.P. AND

                                TRIAD UTAH, L.P.

                              TRIAD OKLAHOMA, L.P.

                         TRIAD CELLULAR CORPORATION AND

                              TRIAD CELLULAR L.P.

                             DATED:  APRIL 24, 1997


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                               PURCHASE AGREEMENT

         AGREEMENT, dated April 24, 1997 (the "Agreement"), by and among WESTERN WIRELESS CORPORATION, a Washington corporation ("Buyer"), TRIAD TEXAS, L.P., a Delaware limited partnership ("TTLP"), TRIAD UTAH, L.P., a Delaware limited partnership ("TULP"), TRIAD OKLAHOMA, L.P., a Delaware limited partnership ("TOLP"; TTLP, TULP and TOLP are hereinafter individually referred to as a "Seller" and collectively as "Sellers"), TRIAD CELLULAR CORPORATION, a Delaware corporation ("TCC") and TRIAD CELLULAR L.P., a Delaware limited partnership ("TCLP"; TCC and TCLP are hereinafter individually referred to as a "Partner" and collectively as "Partners").

                              W I T N E S S E T H:

         WHEREAS, Sellers are the owners of (i) the Authorizations (as hereinafter defined) listed on Exhibit 5.01(h) annexed hereto to operate wireless telephone communications businesses in the geographic areas covered by such Authorizations (the "Businesses") and (ii) the Businesses and the assets used in the Businesses; and

         WHEREAS, subject to the terms and conditions hereinafter provided, Buyer desires to purchase from Sellers, and Sellers desire to sell and transfer to Buyer, the Authorizations and substantially all of the assets of Sellers relating to the wireless telephone operations covered by the Authorizations.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE OF ASSETS

         1.01. Purchase of Assets. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements herein contained, on the Closing Date (as defined in Article 2 hereof), Sellers, jointly and severally, agree to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Sellers, the Businesses of Sellers as a going concern including all the assets, properties, claims and rights of each Seller used in or pertaining to the Businesses, of every type and description, wherever located, tangible and intangible, vested or unvested, contingent or otherwise, as the same shall exist on the Closing Date, whether or not recorded on the books and records of such Seller and whether or not described herein or in any of the exhibits or schedules delivered or to be delivered to Buyer hereunder (collectively the "Purchased Assets"), other than those assets expressly excluded pursuant to the provisions of Section 1.02 hereof. Such sale and transfer to Buyer shall be free and clear of all Liens (as hereinafter defined).

         Without in any way limiting the generality of the foregoing, the Purchased Assets include the following:
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         (a)     All fixed assets of each Seller, including real property,
buildings and improvements to real property, furniture, furnishings, fixtures, leasehold improvements, office or other equipment, vehicles, all machinery and equipment of each Seller, including those items referred to on Exhibit 1.01(a) annexed hereto.

         (b) All inventory and supplies of each Seller, including goods in transit.

         (c) The leasehold interests of each Seller described on Exhibit 1.01(c) annexed hereto.

         (d) All prepaid property taxes, prepaid rent, prepaid freight, prepaid insurance and other prepaid expenses, deposits and deferred charges of each Seller and any and all advances by each Seller to its employees.

         (e) All rights and benefits under all contracts to which each Seller is a party, including contracts of purchase or sale of goods or services, purchase orders, warranty rights with respect to all machinery, equipment or other personal property, patent, software and other licenses, leases of personal property, contracts with agents, and including all Contracts (as hereinafter defined) referred to on Exhibit 5.01(p) annexed hereto but excluding those Contracts referred to on Exhibit 5.01(p) annexed hereto as not being assumed.

         (f)     All Authorizations.

         (g) All patents, trademarks, trade names, service marks and copyrights and applications for any thereof, operating data, records and other intangible assets, including all books (other than Sellers' minute books, corporate seals, stock records and stock transfer books), records, customer and subscriber lists and credit information, mailing lists and all other customer or subscriber or potential customer or subscriber data, personnel records of employees of each Seller and such accounting records as Buyer may reasonably require, slogans, processes, trade secrets, formulae, job rights, rights to inventions, engineering data, drawings, art work, photographs and advertising and promotional materials, suppliers' lists, goodwill and other similar property and rights, and all claims and interests arising therefrom or relating thereto, (other than the right, title and interest of each Seller in and to its corporate or partnership name and any and all logos related thereto) including the items referred to or described on Exhibit 1.01(g) annexed hereto. Sellers may make and retain, or Buyer will furnish to Sellers at Sellers' expense copies of such records as reasonably required by Sellers.

         (h) All trade accounts receivable, miscellaneous accounts receivable, claims receivable and notes receivable of each Seller.

         (i) All rights and benefits under the insurance policies described on Exhibit 1.01(i) annexed hereto as such rights and benefits relate to claims arising out of events occurring prior to the Closing Date.

         1.02. Assets Not Purchased. Notwithstanding anything to the contrary herein contained, there is hereby expressly excluded from the assets of Sellers which are being sold, transferred or purchased hereunder the following:



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         (a)     All cash on hand or in banks;

         (b)     The ownership interest of Sellers in and to the CoBank Capital
Plan;

         (c) Accounts receivable of Sellers from Affiliates which are listed on Exhibit 1.02(c) annexed hereto;

   (d)     All inter-company receivables owed by TTLP, TULP or TOLP to TCLP; and

         (e) All furniture, equipment and leasehold improvements located in Sellers' Menlo Park, California offices.

         1.03. Buyer's Designee. Buyer shall have the right to assign to one or more Affiliates of Buyer any and all rights and obligations of Buyer under this Agreement; provided, however, that, no such assignment shall delay the Closing beyond October 31, 1997 or relieve Buyer of its obligations hereunder, and Buyer and its assignee shall be jointly and severally liable for Buyer's obligations hereunder. "Affiliate" shall mean, with respect to any party hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

                                   ARTICLE 2

                            CLOSING AND CLOSING DATE

         The consummation of the transactions provided for herein (the "Closing") shall take place at the offices of Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, 29th Floor, New York, New York or at such other mutually agreeable location, at 11:00 A.M. local time, on the latest to occur of (a) the last Business Day (as hereinafter defined) of the month in which all Federal Communications Commission ("FCC") and state regulatory approvals (if any) necessary in order to consummate lawfully the transactions contemplated hereby have been received and shall have become Final Orders (as hereinafter defined), (b) the last Business Day of the month in which all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated without objection by the Federal Trade Commission (the events described in clauses (a) and (b) above being hereinafter referred to as the "Regulatory Approvals" and the later of the dates described in clauses (a) and (b) above being referred to as the "Regulatory Approval Date"), and (c) October 31, 1997, or at such other time or date to which the parties hereto mutually agree. The day on which the Closing occurs is herein referred to as the "Closing Date." As used herein the term "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in New York, New York or in Seattle, Washington or any other day on which commercial banks are authorized by law or governmental decree to close.





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                                   ARTICLE 3

                         PURCHASE PRICE AND LIABILITIES

         3.01. Calculation of Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets at the Closing, Buyer shall pay or deliver to Sellers the following (the "Purchase Price"):

         (a)     (i)      the aggregate amount of One Hundred Thirty-Six
Million ($136,000,000) Dollars in immediately available funds; provided, however, if the Closing Date shall occur on or prior to December 31, 1997, an aggregate amount of Ten Million ($10,000,000) Dollars of such payment shall be deferred until, and be due and payable on, January 5, 1998 (the "Deferred Payment"). Buyer shall pay to Sellers the Deferred Payment by delivery at the Closing of Buyer's non-negotiable, non-transferable promissory notes, in the aggregate principal amount of the Deferred Payment, which promissory notes shall bear interest at the rate of five (5%) percent per annum and shall be secured by an irrevocable letter of credit issued by The Toronto-Dominion Bank or its affiliates or a national bank with capital and surplus in excess of $100,000,000 in an amount equal to the principal amount of the Deferred Payment, such letter of credit and promissory notes to be in form and substance reasonably satisfactory to Sellers; plus or minus (as the case may be)

                 (ii) the aggregate Working Capital of Sellers as of the Closing Date. As used herein "Working Capital" means the total of the current assets (in determining Working Capital (A) the amount of the accounts receivable of each Seller shall be computed in accordance with the provisions of Exhibit 3.03(b) annexed hereto and (B) any assets listed in Section 1.02 hereof which are not being purchased by Buyer shall be excluded) of all Sellers minus the total of the current liabilities of all Sellers (other than current maturities of long-term indebtedness and all other liabilities of Sellers which are not being assumed by Buyer as set forth in Section 3.05 hereof), as such terms are used in accordance with generally accepted principles of accounting. If the aggregate Working Capital of Sellers as of the Closing Date (A) is a positive number, the Purchase Price shall be increased by such amount, or (B) is a negative number, the Purchase Price shall be reduced by such amount; and plus

                 (iii) an amount equal to the out-of-pocket capital expenditures (excluding any capitalized labor) actually made by Sellers which Buyer consents to in writing and agrees in writing to reimburse to Sellers in full in cash at the Closing (collectively the "Reimbursable Capital Expenditures").

         The Purchase Price shall be allocated among Sellers and the Purchased Assets as set forth in Exhibit 3.01 annexed hereto.

         3.02. Delivery of Instruments of Transfer. At the Closing, Sellers shall deliver to Buyer such deeds, bills of sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Buyer title in and to the Purchased Assets of the quality described in Section 5.01(i) hereof.





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         3.03.  Payment of Purchase Price.

         (a)     (i)      At the Closing Buyer shall pay to Sellers the portion
of the Purchase Price set forth in Section 3.01(a)(i) hereof.

                 (ii) On or prior to the Closing Date Sellers shall, and each of the Partners shall cause Sellers to, pay or cause to be paid all liabilities other than current liabilities reflected in the Closing Date Balance Sheets (as hereinafter defined) of Sellers as at the Closing Date, including any and all accrued but unpaid interest, current and long-term maturities of long-term indebtedness, prepayment penalties and fees and expenses relating thereto (and Sellers may direct Buyer to pay all or a portion of the Purchase Price payable under Section 3.03(a)(i) hereof to pay such liabilities). Sellers shall provide to Buyer on the Closing Date evidence reasonably satisfactory to Buyer of Sellers' payment of such liabilities and of the release or termination of all Liens on any of the Purchased Assets of Sellers which secured such liabilities.

         (b)     (i)      At least five (5) Business Days prior to the Closing
Date, Sellers shall deliver to Buyer (A) Sellers' bona fide written estimate of the Working Capital and Reimbursable Capital Expenditures, certified by the chief financial officer of each Seller, which estimate, unless otherwise agreed in writing by Buyer, shall be, in the case of Working Capital, the Working Capital of Sellers as shown on the then most recently prepared and available monthly balance sheets of Sellers (such balance sheets to be prepared by Sellers on a basis consistent with prior periods), and in the case of Reimbursable Capital Expenditures, the actual amount thereof, such actual amount to be certified by Sellers' chief financial officer and such certification to be accompanied by evidence reasonably satisfactory to Buyer as to the accuracy and completeness of the amounts so certified, and (B) the unaudited financial statements of each Seller as of, and for such portion (as requested by Buyer) of the fiscal year ended through, the end of the month immediately preceding the Closing Date, certified by the Chief Financial Officer of such Seller, which financial statements shall have been prepared in accordance with generally accepted accounting principles consistently applied. On the Closing Date (1) in the event the aggregate of estimated Working Capital and the Reimbursable Capital Expenditures is a positive number, the Purchase Price payable pursuant to Section 3.01 hereof shall be the sum of the amount payable pursuant to Section 3.01(a)(i) plus an amount equal to such bona fide written estimate of the Working Capital and the Reimbursable Capital Expenditures and shall be paid by Buyer to Sellers in immediately available funds on the Closing Date, or (2) in the event the aggregate of the estimated Working Capital and the Reimbursable Capital Expenditures is a negative number, the Purchase Price payable pursuant to Section 3.01 hereof shall be the sum of the amount payable pursuant to Section 3.01(a)(i) minus an amount equal to such bona fide written estimate of the Working Capital and the Reimbursable Capital Expenditures.

                 (ii) Sellers shall deliver to Buyer within forty-five (45) days after the end of the month in which the Closing shall have occurred balance sheets of each Seller as of the Closing Date (the "Closing Date Balance Sheets") prepared by each Seller on a basis consistent with prior periods. In calculating revenues and expenses for the period between the first day of the month in which the Closing occurs and the Closing Date, items of revenue and expense shall be calculated by multiplying the aggregate amount of each such item realized or incurred during the month in which the Closing occurs by a fraction, the numerator of which shall be the day of the month on which the





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Closing occurs and the denominator of which shall be the number of days in the month in which the Closing occurs. Buyer and Sellers shall, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, determine the amount of the Working Capital and the Reimbursable Capital Expenditures as of the close of business on the Closing Date. Buyer and Sellers shall, and shall cause their respective independent certified public accountants to, give each other and their respective representatives full access to each other's books and records (which relate to or are necessary for the determination of the Working Capital and the Reimbursable Capital Expenditures) and representatives during regular business hours upon reasonable notice for the purpose of determining the Working Capital and the Reimbursable Capital Expenditures. The parties shall in good faith attempt to resolve any dispute concerning the Working Capital and the Reimbursable Capital Expenditures. If the parties do not reach agreement concerning the Working Capital and the Reimbursable Capital Expenditures within ninety (90) days following the Closing Date, then the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants which has not had a material relationship with either Buyer and its Affiliates or Sellers and their Affiliates within the preceding two years (the "Arbiter") and which is mutually agreeable to the parties. If the parties cannot agree on the selection of the Arbiter, the Arbiter shall be selected by mutual agreement of the parties' respective independent certified public accountants, or, if they cannot agree, the parties shall request the American Arbitration Association (the "AAA") to appoint the Arbiter, and such appointment by the parties' respective independent certified public accountants or the AAA, as the case may be, shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues concerning the Working Capital and the Reimbursable Capital Expenditures which are in dispute and shall render a report as to the dispute and the resulting computation of the Working Capital and the Reimbursable Capital Expenditures, which shall be conclusive and binding upon the parties. The fees, costs and expenses of the Arbiter shall be paid one-half by Buyer and one-half by Sellers; provided, however, that the Arbiter shall have the right (but not the obligation) to reapportion the fees, costs and expenses of the Arbiter between Buyer and Sellers in accordance with the Arbiter's determination of the relative merit of the parties' respective positions on the matters in dispute. Within five (5) Business Days of the determination of the Working Capital and the Reimbursable Capital Expenditures, whether by mutual agreement of the parties or by the Arbiter, and provided there is a difference between such aggregate amount and the estimated aggregate of the Working Capital and the Reimbursable Capital Expenditures, (A) if the aggregate of the estimated Working Capital and the Reimbursable Capital Expenditures is greater than the aggregate of the Working Capital and the Reimbursable Capital Expenditures, then Sellers shall pay to Buyer, or, in Buyer's discretion, to Buyer's designee, in cash such difference, or (B) if the aggregate of the Working Capital and the Reimbursable Capital Expenditures is greater than the aggregate of the Estimated Working Capital and the Reimbursable Capital Expenditures, Buyer shall pay to Sellers in cash such difference. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Sellers agree that in determining the Working Capital and the Reimbursable Capital Expenditures pursuant to this Section 3.03(b), the amounts of the accounts receivable of each Seller at the Closing Date shall be computed in accordance with the provisions of Exhibit 3.03(b) annexed hereto.





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         (c)     Sellers shall, and each of the Partners shall cause Sellers to, pay at the Closing or, if due thereafter, promptly when due, all gross receipts taxes, transfer taxes, sales taxes, stamp taxes and any other taxes (collectively, "Transfer Taxes") payable in connection with the transfer of the Purchased Assets and the Businesses from Sellers to Buyer hereunder. Sellers shall prepare and file any tax return with respect to such Transfer Taxes; provided, however, that Buyer shall have the right of reasonable review and comment prior to such filing (such right to be exercised by Buyer within five
(5) Business Days after delivery of such returns to Buyer, and if such right is not so exercised within such five (5) day period, Buyer shall be deemed to have waived such right).

         3.04. Assumed Liabilities. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements herein contained, at the Closing Buyer agrees to assume and perform, according to their respective terms, the following obligations of Sellers as the same shall exist at the Closing Date:

         (a) obligations under the leases listed on Exhibit 1.01(c) annexed hereto, including obligations arising under leases entered into after the date hereof as permitted by Section 4.01(c) hereof;

         (b) obligations under the Contracts listed on Exhibit 5.01(p) annexed hereto, including obligations arising under Contracts entered into after the date hereof as permitted by Section 4.01(c) hereof; and

         (c) liabilities reflected on the Closing Date Balance Sheets (other than liabilities which are not being assumed by Buyer as set forth in Section 3.05 hereof), including obligations arising under Contracts and leases entered into after the date hereof as permitted by Section 4.01(c) hereof and including sales or similar taxes which are reflected on the Closing Date Balance Sheet and which were deducted in computing Working Capital;

provided, however, that Buyer shall not assume any such liabilities or obligations resulting from breaches of or defaults by Sellers under any of such leases or Contracts attributable to any period ending prior to or on the Closing Date unless reflected on the Closing Date Balance Sheets and unless such liabilities are not excluded liabilities pursuant to Section 3.05 hereof.

         3.05. Excluded Liabilities. Notwithstanding anything to the contrary herein contained, Buyer shall not assume any liabilities of any Seller other than as expressly set forth in Section 3.04 hereof. Any liabilities or obligations of any Seller not specifically assumed by Buyer hereunder shall continue to be the liabilities and obligations of Sellers and Sellers shall jointly and severally indemnify and hold harmless Buyer from and against all such liabilities and obligations. The liabilities and obligations of Sellers not assumed by Buyer hereunder include the following:

         (a) Liabilities or obligations of any Seller arising out of the indemnification agreements contained in Article 7 hereof;

         (b) Any claim, liability or obligation, known or unknown, whether absolute, contingent or otherwise, the existence of which is a breach of any representation, warranty or covenant of, any Seller set forth in this Agreement;





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         (c)     Liabilities or obligations of any Seller arising on or after the Closing;

         (d) Liabilities or obligations of any Seller arising out of this Agreement or the transactions contemplated hereby or incurred in respect of any transaction occurring after the Closing;

         (e) Liabilities for all taxes (other than taxes which are reflected on the Closing Date Balance Sheets and which were deducted in computing Working Capital) whatsoever, whether income, gross receipts, property, sales, use, franchise or any other taxes whatsoever, including taxes, if any, attributable to the sale of the Businesses and Purchased Assets hereunder, any liquidation and dissolution of any Seller or the distribution of its assets to its equity holders;

         (f) Liabilities for breach of representations or warranties to any person and liabilities arising out of product liability, negligence or willful misconduct claims; and

         (g) Liabilities, claims, obligations, judgments, orders, duties or responsibilities of any kind or nature whatsoever, whether arising before, on or after the Closing Date, relating to amounts payable to Employees (as hereinafter defined) as salary, bonus, severance or other compensation or benefits and with respect to any Employee Plans (as hereinafter defined) which are now or ever have been maintained, contributed to or required to be contributed to for the benefit of any Employee.

                 Sellers, jointly and severally, covenant and agree to pay all liabilities and to fulfill all obligations of any Seller not assumed by Buyer hereunder as and when the same become due, except those being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                                   ARTICLE 4

                            COVENANTS AND AGREEMENTS

         4.01. Covenants of Sellers. Each of Sellers and each of Partners, jointly and severally, covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

         (a) Consummate Transactions. Each Seller and each Partner shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby of third parties including all governmental authorities and agencies such as the FCC, and any state public utilities or public service commission, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of any Seller, in order to consummate the transactions contemplated hereby, including the transfer and delivery from Sellers to Buyer of the Businesses and the Purchased Assets.





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         (b)     Full Access.  Each Seller and each Partner shall give to Buyer and its agents and representatives (including its independent auditors and attorneys) reasonable access (such access not to interfere unreasonably with Sellers' Businesses) during normal business hours and upon reasonable notice as described below to all of such Seller's or Partner's personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Businesses or the Purchased Assets, and shall furnish Buyer and its agents and representatives with all such information concerning the affairs of such Seller as Buyer may reasonably request. In addition, Sellers and Partners shall permit Buyer's accountants to conduct an audit (at Buyer's expense) of the books and records of Sellers in such detail as Buyer may reasonably require. Buyer shall contact either Barry
B. Lewis, Craig W. Viehweg or any other person(s) designated by Sellers, on behalf of all Sellers, to arrange for Buyer's personnel, agents and representatives visiting any of Seller's premises or personnel, agents or representatives, such visits to be arranged for by Sellers not later than three
(3) Business Days of Buyer's request therefor.

         (c) Ordinary Course. Each Seller shall, and each Partner shall cause each Seller to, conduct its Businesses only in the ordinary course and consistent with past practices. Without limiting the foregoing, each Seller shall, and each Partner shall cause each Seller to (i) continue to expend funds for sales promotion and marketing and to pay its bills and other obligations, all in the ordinary course of business consistent with past practices; and (ii) make all capital expenditures described on or set forth in Exhibit 4.01(q) annexed hereto or which Buyer otherwise consents to in writing. Without limiting the foregoing, no Seller shall, and no Partner shall cause or permit any Seller to, without the prior written consent of Buyer, such consent not to be unreasonably withheld, (A) incur any material liability, absolute or contingent, other than current liabilities arising in the ordinary course of business or pursuant to Contracts in existence on the date hereof and set forth or described in Exhibit 5.01(p) annexed hereto or hereafter entered into as permitted pursuant to this Agreement and other than additional loans from TCLP with the proceeds of draws made under the Loan Agreement referenced in item 2 of Exhibit 5.01(m) hereto; (B) assume, guarantee, change any existing guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other individual or entity (except by endorsement for collection or deposit of negotiable instruments received in the ordinary course of business and except pursuant to Contracts in existence on the date hereof and set forth or described in Exhibit 5.01(p) annexed hereto); (C) other than in the ordinary course of business and in amounts not exceeding $25,000 in the aggregate, make any loans or advances to any individual or entity; provided, however, that TCLP shall be permitted to distribute an aggregate of $7,500,000
(1) to TCC to enable TCC to pay debt of TCC, or (2) to make equity distributions or loans to its partners and affiliates, in either case so long as such distributions would not have a material adverse effect on the business, operations or prospects of the Sellers or on the transactions contemplated hereby; (D) sell, transfer, convey, mortgage, pledge, hypothecate or subject to any lien, claim, security interest, charge, encumbrance, restriction, title retention agreement or any liability or claim of any nature (all of the foregoing, collectively "Liens") any of the Purchased Assets or the Businesses except for sales of subscriber equipment or retirements of old or obsolete equipment (such retired equipment to be replaced with equipment of equivalent cost and utility) in the ordinary course of business or pursuant to agreements or binding commitments in existence on the date hereof and set forth or described in Exhibit 5.01(p) annexed hereto or Liens which in the aggregate are not material and have been incurred in the ordinary





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course of business and which Liens will be released on or prior to the Closing
Date; (E) intentionally waive or compromise any right or claim for any amount in excess of $25,000; (F) cancel, without fair consideration, any note, loan or other material obligation owing to it; (G) enter into or extend or renew any Contract with (1) except for Contracts having an annual cost of less than $5,000 for any single contract and $50,000 for all such Contracts, any Person (as hereinafter defined) which is not assignable to Buyer and terminable at will on not more than thirty (30) days notice and without material liability, or (2) any Seller or Partner or any Affiliates, partners, employees, agents or assigns of any Seller or Partner or of any Seller's or Partner's Affiliates;
(H) make any increase in the compensation payable or to become payable by any Seller to any of its officers, employees, agents or consultants except for routine increases made in the ordinary course of business consistent with past practices, which in any event shall not exceed five (5%) percent; (I) make any arrangement for any new or additional, or amend or extend any existing, profit-sharing plan, retirement plan, bonus plan, severance arrangement, employee benefit plan, or any similar plan, or make or agree to make any change to any such plan if the result thereof increases any benefits paid or payable thereunder to any Person; (J) except as required by law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any employees; (K) extend the maturity date of or renew any (1) indebtedness for borrowed money or for the deferred purchase price of property or services or evidenced by notes, bonds or other instruments, (2) lease obligations which would normally be capitalized under generally accepted accounting principles, or (3) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of others of types referred to in subclauses (1) and (2) above (the obligations specified in this clause (K) are collectively referred to herein as "Indebtedness"), if such Indebtedness will survive the Closing; (L) prepay, other than as contemplated by the provisions of Section 3.03(a)(ii) hereof, prior to its stated maturity any Indebtedness or any lease or rental or any other amounts; or (M) enter into any reseller agreements or any agent agreements other than in the ordinary course of business consistent with past practice and only so long as such agreements are assignable to Buyer and terminable at will, without penalty, by Sellers or Buyer upon not more than thirty (30) days' notice. As used herein the term "Person" means any general or limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and heirs, executors, administrators, legal representatives, successors and assigns of such person.

         (d) Preserve Goodwill. Sellers shall, and each Partner shall cause Sellers to, use their diligent efforts to preserve the Businesses of each Seller and the goodwill of suppliers, subscribers and others dealing with each Seller, and to retain the services of the employees of each Seller and to maintain the goodwill of such employees.

         (e) Compliance with Law. Each Seller shall, and each Partner shall cause each Seller to, comply in all material respects with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and governmental authorities or agencies relating to it, to its properties (including the Businesses and the Purchased Assets) or to the conduct of its Businesses.





Execution                              - 10 -

         (f) Approvals, Consents. Each Seller shall, and each Partner shall cause each Seller to, obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, from all appropriate Federal, state and local governmental agencies or authorities necessary or required for the operation of such Seller's Businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required except, in the case of non-material approvals, consents, permits, licenses or other authorizations of state and local governmental agencies and authorities, where such failure would not have a material adverse effect on such Seller, its financial condition, prospects, the Purchased Assets or the Businesses. The parties shall consult with one another as to the general approach to be taken with any governmental authority or agency with respect to obtaining any necessary consent of such governmental agency or authority to the transactions contemplated hereby, and each of the parties shall keep each other party reasonably informed as to the status of any such communications with any governmental authority or agency. Each Seller shall not, and each Partner shall cause each Seller not to, with respect to the Authorizations, the Businesses or the Purchased Assets, make any material commitments (other than those typical in the wireless telephone industry) relating to any approval, consent, permit or license to any governmental authority or agency without the prior written consent of Buyer.

         (g) No Transfer. None of Sellers shall, and none of Partners shall cause or permit any Seller to, (i) sell, transfer, assign or dispose of, or offer to, or enter into an agreement to, sell, transfer, assign or dispose of any of the Purchased Assets or the Businesses or negotiate therefor, other than sales of such of the Purchased Assets that are immaterial or that are no longer useable in the Businesses or which are being replaced with assets of comparable quality and utility in the ordinary course of business consistent with past practice or (ii) create, incur or suffer to exist any Lien of any nature whatsoever or enter into any restriction on transfer or grant any right of first refusal relating to the Purchased Assets or the Businesses, other than Liens not in the aggregate material to the business or financial condition of such entity and which Liens will be terminated on or prior to the Closing Date.

         (h) Insurance. From the date hereof through the Closing Date, each Seller shall, and each Partner shall cause each Seller to, maintain in full force and effect (including necessary renewals thereof) all of the insurance policies relating to such Seller set forth on Exhibit 5.01(j) annexed hereto existing on the date hereof. From and after the Closing Date, each Seller shall, and each Partner shall cause each Seller to, take all action that may be necessary to cause the coverage under such policies to continue in full force and effect after the Closing Date with respect to occurrences prior to the Closing Date and shall take all actions necessary to preserve or protect rights under any such policies with respect to any claim against any Seller arising out of the Purchased Assets or Businesses of Sellers prior to the Closing Date. Sellers shall, and Partners shall cause Sellers to, provide Buyer with information and records regarding all claims pending with respect to the Purchased Assets or Businesses of Sellers and agree to provide to Buyer any additional information and records Buyer may reasonably require regarding such claims.

         (i) No Amendments or Issuance of Additional Shares. No Seller shall, and no Partner shall cause or permit any Seller to, amend its charter, by-laws, partnership agreement, or comparable governing instrument, which amendment would have a material adverse effect on the





Execution                            - 11 -

Purchased Assets, the Businesses or the transactions contemplated by this Agreement or which would require any additional consents or approvals of the transactions contemplated by this Agreement. No Seller shall, and no Partner shall cause or permit any Seller to, issue or sell any shares of its capital stock, partnership interests or other securities, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, plan, understanding or arrangement with respect to the issuance of, any stock-based or stock-related awards or other equity-based awards, shares of its capital stock or other equity or other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock or other equity, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure, if any such issuance, sale, contract, plan, understanding, arrangement, adjustment, split, combination, reclassification or changes would require any additional approvals of the transactions contemplated by this Agreement or would otherwise adversely affect the transactions contemplated by this Agreement.

         (j) Condition of Assets. Each Seller shall, and each Partner shall cause each Seller to, use its diligent efforts to preserve its assets intact and, from time to time, to make all necessary repairs thereto, so that the Businesses carried on by it may be conducted in the ordinary course of business and consistent with past practices.

         (k) Books and Records. Each Seller shall, and each Partner shall cause each Seller to, maintain its books, accounts and records in the usual manner, on a basis consistent with prior years and in accordance with generally accepted accounting principles.

         (l) Notice of Claims. Each Seller shall, and each Partner shall cause each Seller to, give written notice to Buyer promptly upon the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any governmental agency), or promptly upon obtaining knowledge of any facts giving rise to a threat of any such action, investigation, arbitration or proceeding (i) which would, if adversely determined, materially and adversely affect (A) any Seller's ability to consummate the transactions contemplated hereby or (B) the business or financial condition of any Seller, any Businesses or the Purchased Assets or
(ii) where the amount involved exceeds $25,000.

         (m) Certain Actions. None of Sellers shall, and none of Partners shall cause or permit any Seller to, take any action or refrain from taking any action which would materially interfere with or preclude the consummation of the transactions contemplated by this Agreement, result in any of the representations and warranties of any Seller or any Partner contained herein being incorrect or incomplete in any material respect, or result in any of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement as set forth in Section 6.01 hereof being unsatisfied in accordance with the terms hereof.

         (n) Dividends, Distributions and Other Payments. None of Sellers shall, and none of Partners shall cause or permit any Seller to, declare or make any dividends, distributions or other payments (whether of loans or otherwise) to any shareholder or partner of any of Sellers or to any Affiliate of any shareholder or partner of Sellers; provided, however, that TCLP shall be permitted





Execution                              - 12 -
to distribute an aggregate of $7,500,000 (i) to TCC to enable TCC to pay debt of TCC, or (ii) to make equity distributions or loans to its partners or affiliates, in either case so long as such distributions would not have a material adverse effect on the business, operations or prospects of the Sellers or on the transactions contemplated hereby.

         (o) Notice of Breaches. Each Seller shall, and each Partner shall cause each Seller, promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of any Seller or any Partner contained in this Agreement, give notice in writing of such event or occurrence or impending or threatened event or occurrence, to Buyer and use its diligent efforts to prevent or promptly remedy such breach.

         (p) Material Contracts. None of Sellers shall, and none of Partners shall cause or permit any Seller to, default in any material respect under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a material default by Sellers under, any Contract listed on Exhibit 5.01(p) annexed hereto or which are entered into after the date hereof and prior to the Closing as permitted by Section 4.01(c) and which would have been listed on such Exhibit if they were in effect on the date hereof.

         (q) Capital Expenditures. Following the date hereof and prior to the Closing Date, each Seller shall, and each Partner shall cause each Seller to, make the capital expenditures of the type and in the amounts set forth on
Exhibit 4.01(q) annexed hereto and such other capital expenditures to which Buyer shall consent in writing and agree in writing to reimburse to Sellers in full in cash at the Closing.

         (r) Notification of Change. Each Seller shall, and each Partner shall cause each Seller to, advise Buyer promptly in writing of (i) any event, condition or state of facts, including any action, suit or proceeding, which has had or would have a material adverse effect on the business or financial condition of any Seller, on the Businesses or the Purchased Assets or on the transactions contemplated by this Agreement or (ii) the commencement of any action, suit or proceeding which seeks to enjoin the consummation of the transactions contemplated hereby.

         (s) Retention of Records. On the Closing Date, Sellers shall, and Partners shall cause Sellers to, deliver to Buyer all books, contracts and records of Sellers relating to the Businesses or to the Purchased Assets, other than Sellers' minute and stock records books; provided, however, Sellers shall be entitled to retain a copy of all books, accounting and other records following the Closing for purposes of winding up their respective affairs and other proper purposes incidental to the transactions contemplated hereby.
Buyer agrees that after the Closing Date all books, contracts and records relating to the Purchased Assets and the Businesses prior to the Closing Date, shall for a period of five (5) years following the Closing Date or, if later, up to the termination of the statute of limitations for any matter with respect to which Sellers or Partners are indemnifying Buyer and its Affiliates hereunder, be available at the written request of and at the expense of Sellers during regular business hours to Sellers and their authorized representatives, accountants and attorneys for any reasonable business purpose. All information so made available to any Seller or retained by Seller after the Closing Date shall be held in confidence by such Seller in accordance with





Execution                           - 13 -

Section 9.11 hereof. In addition, for a period of five (5) years after the Closing Date, at the written request and expense of Buyer, Sellers shall, and Partners shall cause Sellers to, make available to Buyer copies of any documents not theretofore delivered to Buyer relating to any potential or actual tax liabilities of Sellers for any periods ending on or prior to the Closing Date.

         (t) Interim Financial Statements and Statistical Summaries. Between the date of this Agreement and the Closing Date, each Seller shall, and each Partner shall cause each Seller to, deliver to Buyer (i) as soon as practicable but no later than forty-five (45) days after the end of each calendar month with respect to such Seller unaudited financial statements ("Interim Financial Statements") for the most recent month and the interim period then ended and (ii) within ten (10) Business Days after the end of each calendar month with respect to such Seller interim statistical summaries (the "Interim Statistical Summaries") for the most recent month and interim period then ended, which summaries will be in scope and format substantially identical to the Statistical Summaries (as hereinafter defined).

         (u) No Termination or Settlement. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, none of Sellers shall, and none of Partners shall cause or permit any Seller to, terminate any agent or settle any dispute with any agent if such termination or settlement would cause Buyer to have any continuing obligation after the Closing with respect thereto.

         (v) Training. At the request of Buyer, Sellers shall, and Partners shall cause Sellers to, train Buyer's employees and agents in the use of Sellers' billing system, such training to be provided at Sellers' premises at mutually convenient times so as not to disrupt Sellers' Businesses and at no cost to Buyer. In addition Sellers shall, and Partners shall cause Sellers to, at the request of Buyer, use all commercially reasonable efforts to assist, and shall cause its employees, agents, officers and subcontractors to assist, Buyer in converting and transferring Sellers' subscribers to Buyer's billing system so that at the Closing Date or as soon thereafter as is reasonably practicable all of Sellers' subscriber information shall have been transferred and converted to Buyer's billing system.

         (w) Dismissal with Prejudice. Sellers shall, and each Partner shall cause Sellers to, deliver to Buyer, and Buyer shall deliver to Sellers, all such documents and instruments as Buyer or Sellers shall reasonably request, to effect the dismissal with prejudice of all informal objections, petitions to deny or other actions or filings before the FCC or any other regulatory agency or any other Legal Matters (as hereinafter defined) (except for any Legal Matters arising under this Agreement or the Concurrent Agreements) whether or not listed on Exhibit 5.01(d) to which Buyer or any Affiliate of Buyer is a party, or affecting any Authorizations or application for Authorizations of Buyer or any Affiliate of Buyer on the one hand, and Sellers or any Affiliate of Sellers, on the other hand.

         4.02. Covenants of Buyer. Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing
Date:

         (a) Consummate Transaction. Buyer shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and,





Execution                           - 14 -
without limiting the generality of the foregoing, to obtain all necessary consents and authorizations of third parties, including the approval of this Agreement and the transactions contemplated hereby by all governmental authorities and agencies, including the FCC and any state public utilities or public service commission, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Buyer in order to consummate the transactions contemplated hereby.

         (b) Buyer Not to Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the Closing, each Seller shall maintain actual (de facto) and legal (de jure) control over its Businesses. Specifically, the responsibility for the operation of each Seller's Businesses shall, pending the Closing, reside with its general partners or board of directors, as the case may be, including responsibility for the following matters: (i) access to and the use of the facilities of and equipment owned by such Seller; (ii) control of the daily operation of such Seller; (iii) creation and implementation of policy decisions; (iv) employment and supervision of employees; (v) payment of financing obligations and expenses incurred in the operation of such Seller; (vi) receipt and distribution of monies and profits derived from the operation of such Seller; and (vii) execution and approval of all contracts and applications prepared and filed before regulatory agencies.

         4.03 Governmental Filings. Each of Sellers and each of Partners, jointly and severally, and Buyer covenant and agree from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

         (a) It is understood that the Closing of this transaction is subject to prior approval of the FCC and may be subject to the prior approval of one or more state regulatory commissions. The parties shall use their best efforts to file with the FCC and any relevant state agency or agencies, as soon as practicable following the date hereof and in no event later than ten (10) Business Days from the date hereof, a joint application requesting the approval of the transfer of the Authorizations, Businesses and Purchased Assets to Buyer, or its designee. Each of the parties hereto shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. The parties covenant and agree to undertake all actions reasonably requested by the FCC or other regulatory authority and to file such material as shall be necessary or required to obtain any necessary waivers or other authority from the FCC or such state agency or agencies in connection with the foregoing applications.

         (b) Within fifteen (15) Business Days of the date of execution hereof, Buyer and Sellers shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the Department of Justice any and all reports or notifications which are required to be filed under the HSR Act or other Federal law or administrative regulations.

         4.04. Cooperation. Each of Sellers and each of Partners, jointly and severally, and Buyer agree to cooperate with and to take all actions reasonably requested by the other so as to minimize, to the extent possible, any disruption to any of Sellers' operations upon the Closing and, in connection therewith, each of Sellers shall, and each of Partners shall cause each Seller to, provide, subject to the last sentence of Section 4.01(b) hereof, Buyer with reasonable access to its employees





Execution                           - 15 -
and facilities prior to the Closing Date, and shall cause such Seller's employees, agents, advisors, subcontractors and representatives to work with Buyer and its employees, agents, advisors, subcontractors and representatives for purposes of planning for and implementing the transfer of control of the Businesses and Purchased Assets to Buyer on the Closing Date.

         4.05. Bulk Sales. Each of the parties hereto waives the obligation of the other parties under the provisions of any "Bulk Sales" laws of the uniform commercial code as in effect in any state having jurisdiction over any Seller or the transactions contemplated hereby.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         5.01. Sellers' Representations and Warranties. Each of Sellers and each of Partners, jointly and severally, represent and warrant to Buyer, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, as follows:

         (a) Due Organization. TCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of TCLP and each Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller and each Partner has all requisite corporate or partnership, as the case may be, power and authority to own, operate and lease its property and to carry on its business as now conducted. Each Seller and each Partner is duly qualified to do business and is in good standing in all states where the conduct of its business or the ownership of its properties makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on such Seller or Partner, its financial condition or business, or the transactions contemplated hereby. The certificates of incorporation, by-laws or partnership agreements, as applicable, of Sellers and Partners to be delivered to Buyer pursuant to this Agreement will be true, correct and complete as of the date of delivery thereof.

         (b) Power and Authority; No Violation. Each Seller and each Partner has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each Seller and each Partner and this Agreement constitutes a legal, valid and binding obligation of each Seller and each Partner enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement by any Seller or Partner, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both (i) conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (A) any provision of the certificate of incorporation, by-laws or partnership agreement, shareholders agreement or other constituent documents of any Seller or any Partner; (B) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which any Seller or any Partner





Execution                            - 16 -
is a party or by which any Seller or any Partner or its properties may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which any Seller or any Partner is a party or by which its properties are bound or affected; or (ii) give rise to any right of first refusal or similar right with respect to any interest, or any properties or assets, of any Seller or any Partner. Except as described on Exhibit 5.01(b) annexed hereto, no permit, consent, filing or approval of any third party is required to be obtained or made by any Seller or any Partner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to (A) render this Agreement and the transactions contemplated hereby valid and effective and (B) enable Sellers to sell the Purchased Assets and Businesses to Buyer and to consummate the transactions contemplated hereby. None of Sellers and none of Partners have granted any powers of attorney granting to any Person the right to bind such Seller or Partner other than those to be released on or prior to the Closing Date or those which do not relate to the Businesses, the Purchased Assets or the transactions contemplated hereby.

         (c) Financial Statements. Exhibit 5.01(c) annexed hereto contains a list of audited and unaudited financial statements of each Seller for the periods indicated on such Exhibit 5.01(c) (the "Operating Financial Statements") and a list of Key Statistical Summaries of each Seller for the periods indicated on such Exhibit 5.01(c) (the "Statistical Summaries"). True and complete copies of each item listed thereon have previously been delivered to Buyer. The Operating Financial Statements are, and the Interim Financial Statements will be, true and correct in all material respects, have been or will be prepared from the books and records of each Seller and fairly present or will fairly present the financial position of each Seller in a manner consistent with prior periods as of the dates of such statements and the results of its operations and statements of cash flow for the year or interim period then ended, in each case in conformity with generally accepted accounting principles applied on a basis consistent with past practices. The Statistical Summaries are, and the Interim Statistical Summaries will be, true and correct in all material respects and have been or will be prepared from the books and records of each Seller in a manner consistent with prior periods. None of Sellers has incurred nor is it subject to any liabilities or obligations, whether accrued, absolute or contingent, which are in the aggregate material to the business or financial condition of such Seller, and which have not been (i) reflected or accrued against in the Operating Financial Statements of such Seller, (ii) incurred since the date of the latest Operating Financial Statements as permitted by Section 4.01(c) hereof and will be reflected on the Interim Financial Statements or the Closing Date Balance Sheets, as the case may be, or (iii) reflected in the Exhibits annexed hereto.

         (d) Legal Matters. Except as set forth on Exhibit 5.01(d) annexed hereto, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, writ, injunction, decree or judgment (collectively, the "Legal Matters"), in progress or pending, or to the knowledge of any Seller or Partner, threatened, against or relating to any Seller or its businesses or assets including the Businesses and the Purchased Assets, nor does any Seller or Partner know or have reason to be aware of any basis for the same, which would individually or in the aggregate have a material adverse effect on (i) any Seller or any Seller's ownership of the Businesses or the Purchased Assets or such Seller's ability to sell the Businesses or the Purchased Assets as herein contemplated, (ii) the business or financial condition of any Seller, or
(iii) the transactions contemplated by this Agreement.





Execution                           - 17 -

         (e) Accounts Receivable. The accounts receivable of each Seller shown on its Operating Financial Statements arose in the ordinary course of business, are owned by it free and clear of any Lien (other than Liens to be released on or prior to the Closing Date) and have been collected or are collectible in the normal course at the aggregate recorded amounts thereof, subject to no valid counter claims or set-offs, less a reserve for uncollectible items as set forth on Exhibit 5.01(e) annexed hereto. The accounts receivable acquired by each Seller and shown on the Interim Financial Statements or the Closing Date Balance Sheets, as the case may be, will have arisen in the ordinary course of business, are or will be owned by it free and clear of any Lien (other than Liens to be released on or prior to the Closing
Date) and have been collected or will be collectible in the normal course of business at the aggregate recorded amounts thereof, less a reserve for uncollectible items as set forth on Exhibit 5.01(e) annexed hereto. Such percentage is based upon the historical collectibility of the accounts receivable of each Seller and represents Sellers' good faith estimate of the percentage of each Sellers' accounts receivable which will not be collectible in the ordinary course of business.

         (f) Compliance with Laws. Each Seller and each Partner is in compliance with all applicable laws, regulations and administrative orders of the United States and the states in which such Seller or Partner transacts business (including all applicable rules and regulations of the FCC, any state public utilities or public service commission, or any other Federal or state governmental agency or instrumentality exercising jurisdiction over such Seller or Partner or its properties or businesses), and of each municipality, county or subdivision of any thereof, to which any of its businesses or any of its properties may be subject, the non-compliance with which would have a material adverse effect upon (i) any Seller's ownership of the Businesses or the Purchased Assets or ability to sell the Businesses or the Purchased Assets as herein contemplated, or (ii) any Seller, its financial condition or business, or the transactions contemplated hereby.

         (g) Environmental Matters. There has been no manufacture, refining, storage, disposal or treatment of Hazardous Substances (as hereinafter defined) by any Seller (or, to the knowledge of any Seller or Partner, its predecessors in interest) at any real property currently or in the past owned, operated, used, leased or contracted for by any Seller or otherwise in violation of any Environmental Laws (as hereinafter defined) or which would require remedial action under any Environmental Law; to the knowledge of any Seller, none of the soil, ground water, or surface water of such real property is contaminated by any Hazardous Substance. During the past five years none of Sellers has received any (i) notice of any such violation with respect to any Hazardous Substance at or by any of such real property, (ii) notice from any governmental agency that it, or any present or former owner, lessee or operator of such real property is a potentially responsible party for cleanup liability with respect to the emission, discharge or release of any Hazardous Substance or for any other matter arising under the Environmental Laws or in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint under any Environmental Law, or (iii) notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning the compliance of any Seller with any Environmental Law. To the knowledge of any Seller, there are no incinerators, septic tanks or cesspools located on such real property, all sewage is discharged into a public sanitary sewer system (except that at certain switch sites Sellers contract with third party providers for siting and servicing of portable sanitary toilet





Execution                            - 18 -
facilities) and no Hazardous Substances are emitted, discharged or released, directly or indirectly, by any Seller into the atmosphere or any body of water. No permits, licenses or other authorizations issued pursuant to the Environmental Laws are required for Buyer's ownership, use or occupancy of, or any Seller's present ownership, use or occupancy of, such real property. As used herein "Environmental Laws" means the Resource Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar Federal and state laws, as amended, together with all regulations issued or promulgated thereunder, relating to pollution, the protection of the environment or the health and safety of workers or the general public. As used herein "Hazardous Substance" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, including asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides and radon. As used in this Section 5.01(g), the term "knowledge" refers to actual and not constructive knowledge and is not intended to impose upon Sellers any duty to investigate the condition of any real property other than in the ordinary course of business and consistent with past practices.

         (h)     Authorizations.

                 (i) Each Seller has (A) all requisite franchises, licenses, authorizations, consents, permits and approvals of the FCC and of all state public utility or public service commissions and (B) all other material franchises, licenses, authorizations, consents, permits and approvals of governmental agencies exercising jurisdiction over such Seller or its businesses or assets (all such franchises, licenses, authorizations, consents, permits and approvals, as amended to the date hereof, are collectively referred to as the "Authorizations"), required to carry on the Businesses of such Sellers as now conducted or as contemplated to be conducted. All such Authorizations are listed on Exhibit 5.01(h) annexed hereto.

                 (ii) The Authorizations are in full force and effect and have not been suspended, modified in any material adverse respect, canceled or revoked, and each Seller has operated in compliance with all terms thereof or any renewals thereof applicable to it except where failure to so comply would not have a material adverse effect on such Seller, its financial condition or the Businesses or the Purchased Assets. No event has occurred with respect to any of the Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Authorizations. Except as set forth on Exhibit 5.01(h) annexed hereto, there is not pending as of the date hereof any application, petition, objection or other pleading with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of any Seller which questions the validity of or contests any Authorization or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any materially adverse modification of any Authorization.

                 (iii) Except as set forth on Exhibit 5.01(h) annexed hereto, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any





Execution                              - 19 -
governmental or regulatory authority or agency is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement or with the consummation of the transactions contemplated hereby in order to (A) render this Agreement and the transactions contemplated hereby valid and effective and (B) enable Sellers to sell the Businesses and Purchased Assets to Buyer as herein contemplated.

         (i)     Title of Sellers to Purchased Assets.

                 (i) Except as disclosed in Exhibit 5.01(i) annexed hereto, each Seller has good and marketable title to all property owned (including all property and assets, real and personal, included in the Operating Financial Statements) and a good and valid leasehold interest in all property leased by such Seller, free and clear of all Liens except for Liens for taxes, assessments, governmental charges or levies which shall not at this time be due and delinquent or which hereafter can be paid without penalty or with respect to which such Seller is currently contesting the validity thereof in good faith by appropriate proceedings and with respect to which it has established adequate reserves, and except for warehousemen's, mechanics', carriers', landlords', repairmen's, or other similar Liens arising in the ordinary course of business, (none of which, either singly or in the aggregate, is material). Exhibit 5.01(i) annexed hereto correctly identifies (A) each parcel of real property owned by each Seller, (B) each lease by each Seller of any real property and each space allocation arrangement with such Seller covering any real or other material property used in such Seller's businesses, and (C) each guaranty by any Seller of any such lease. Exhibit 5.01(i) annexed hereto contains, with respect to each Seller, a list setting forth (1) the location of all cell and switch sites and (2) the number of voice channels installed and operational at each site.

                 (ii) All of the buildings and other material tangible personal property owned or leased by each Seller are in good working condition (normal wear and tear excepted), and are adequate and suitable for the purposes for which they are presently being used. All such property is being operated in conformity with applicable statutes, regulations, and ordinances, the failure of which to so conform would have a material adverse effect on any Seller, its financial condition or business or the transactions contemplated hereby. All such assets are, in the aggregate, sufficient in all material respects to continue operating the business of each Seller as has been heretofore conducted.

                 (iii) Neither the whole nor any material portion of any real property owned or leased by any Seller has been condemned, requisitioned or otherwise taken by any public authority, and none of Sellers has actual knowledge that any such condemnation, requisition or taking is threatened or contemplated. None of the real or personal properties owned, leased or operated by any Seller, or the ownership, occupancy or operation thereof, is in violation in any material respect of any law or any building, zoning or other ordinance, code, rule, regulation or requirement, and no notice from any governmental body or other Person has been served upon any Seller claiming any violation of any such law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with said property which has not been complied with.





Execution                           - 20 -

         (j) Insurance. Exhibit 5.01(j) annexed hereto sets forth a list and brief description of all policies of fire, liability and other forms of insurance and material fidelity bonds held by each Seller. Each Seller's assets, business, equipment, property and operations are adequately insured against loss or damage and all other hazards or risks of the character usually insured against by companies in the same or similar business and such insurance shall be continued in full force and effect through 11:59 p.m. on the Closing Date. Each such policy and fidelity bond referenced in such Exhibit 5.01(j) annexed hereto is in full force and effect, all premiums due and payable under such policies and fidelity bonds have been and on the Closing Date will be paid in full, and there are no disputed claims arising under such policies or fidelity bonds.

         (k) Employees. Exhibit 5.01(k) annexed hereto contains a list setting forth the name and current annual salary and other compensation payable by each Seller to each Employee (as hereinafter defined), and the profit sharing, bonus or other form of additional compensation paid or payable by each Seller to or for the benefit of each Employee for the current fiscal year. Except as set forth on Exhibit 5.01(k) annexed hereto or under the employment, consulting or other agreements listed thereon, there are no oral or written contracts, agreements or arrangements obligating any Seller to increase the compensation or benefits presently being paid or hereafter payable to any of its Employees. Exhibit 5.01(k) annexed hereto sets forth summaries of all oral employment or consulting or similar arrangements between any Seller and any Person which are not terminable without liability on thirty (30) days' or less prior notice and lists all written employment and consulting agreements between any Seller and any Employee, true and complete copies of which have been provided to Buyer. Except for severance obligations to Employees of any Seller set forth on Exhibit 5.01(k) annexed hereto, there is not due or owing and there will not be due and owing at the Closing to any of Sellers' Employees, any sick pay, severance pay (whether arising out of the termination of an Employee of Sellers prior to, on, or subsequent to the Closing), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Closing Date. Except as disclosed in the Exhibits annexed hereto, there is not now, and there will not be as of the Closing Date, any liability of any Seller arising out of claims made or suits brought (including workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the Closing.

         (l) Intellectual Property Rights. All of the patents, trademarks, service marks, tradenames, trade secrets, copyrights, licenses and other intellectual property rights material to the operation of any of the Businesses or owned or held by any Seller are described on Exhibit 5.01(l) annexed hereto. Except as set forth on Exhibit 5.01(l) annexed hereto, the conduct by each Seller of its businesses does not to the knowledge of any Seller infringe upon or violate any patents, trademarks, service marks, trade names, trade secrets, copyrights, licenses or rights of anyone, and, except as set forth on Exhibit 5.01(l) annexed hereto, no claim is pending or threatened to the effect that the conduct by any Seller of its businesses infringes upon or violates any patents, trademarks, service marks, trade names, trade secrets, copyrights, licenses or rights of anyone.





Execution                            - 21 -

         (m) Indebtedness. Exhibit 5.01(m) annexed hereto lists generally all indentures, trust deeds, loan agreements, or other instruments pursuant to which any Seller has incurred Indebtedness or has guaranteed the Indebtedness of any Person all of which shall be terminated and released with respect to Sellers on or prior to the Closing Date. Other than as set forth in Exhibit 5.01(m) annexed hereto, no Seller is indebted to any Affiliate, shareholder, director, officer, employee, agent or partner of any Seller or of any Affiliate of any Seller and no Affiliate, shareholder, director, officer, employee, agent or partner of any Seller or of any Affiliate of any Seller is indebted to any Seller.

         (n) Tax Matters. Each Seller has timely filed all Federal, state and local Tax (as defined in Section 7.03(a)) returns and all information returns and reports required to be filed by or with respect to it under the laws of the United States or any state or other jurisdiction on or prior to the date hereof and will timely file all such returns and reports required to be filed from the date hereof through the Closing Date. True and complete copies of such reports and returns filed on or before the date hereof have been or will be furnished or made available to Buyer within thirty (30) days after the date hereof and true and complete copies of all such returns and reports filed after the date hereof and on or before the Closing Date will be furnished to Buyer within five (5) days after they are filed. All such reports and returns were or will be accurately prepared in accordance with all applicable statutes, rules and regulations and are or will be correct as filed. None of Sellers is or was an association taxable as a corporation for Federal, state or local tax purposes. Each Seller has paid all Taxes (including Taxes for which such Seller is a collection agent, e.g., withholding, excise, sales, use, Social Security and similar Taxes) which have become due and payable (and will pay prior to the Closing Date all Taxes which shall have become due and payable on or prior to the Closing Date) with respect to such Seller for all taxable periods ending on or prior to the Closing Date or will have set aside and reflected on the Closing Date Balance Sheets adequate reserves therefor. No Seller has ever been included in a consolidated Federal income tax return or combined or unitary state tax return. No Seller is a party to nor has any Seller been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection, for which any Seller may be liable, has been asserted or threatened against it. No Seller has received any notice of deficiency, assessment or collection or proposed deficiency, assessment or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor, except as set forth on Exhibit 5.01(n) annexed hereto, does any Seller have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any Federal income tax return of any Seller. The charges, accruals and reserves shown in the Operating Financial Statements of Sellers in respect of Taxes for all fiscal periods to date are adequate. There are no material unpaid assessments or proposals for additional Taxes for which any Seller does not have adequate reserves, nor does any Seller know of any basis therefor for any such period. There are no Tax rulings, requests for rulings or closing agreements relating to any Seller which could affect its liability for Taxes for any period after the Closing Date. Except as set forth on
Exhibit 5.01(n) annexed hereto (i) no power of attorney has been granted by any Seller or any of its Affiliates with respect to any matter relating to Taxes of Sellers which is currently in force, (ii) none of Sellers has filed any agreement with the Internal Revenue Service described in Section 1.1503-2A(c)(3) of the Treasury Regulations, (iii) none of Sellers has filed a consent or





Execution                           - 22 -
made any agreement with the Internal Revenue Service under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable provision of state revenue statutes, and (iv) no Seller and none of the partners of any Seller which is a partnership is a "foreign person" within the meaning of Section 1445(f)(3) of the Code. No Seller has executed or filed with the Internal Revenue Service or any other governmental authority any agreement which is still in effect waiving or extending the period for assessment or collection of any Taxes. Sellers, and not Buyer, shall be liable for any Taxes, payable by Buyer or Sellers by reason of the ownership of the Businesses or the Purchased Assets on or prior to the Closing Date, the conduct of Sellers' Businesses with respect to all periods ending on or prior to the Closing Date or payable by any Seller by reason of the sale of the Businesses and the Purchased Assets.

         (o)     Employee Benefit Plans.

                 (i) Generally. Exhibit 5.01(o) annexed hereto contains a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards or other equity based awards, fringe benefits or other employee benefits of any kind, whether formal or informal, proposed or final, funded or unfunded and whether or not legally binding, including each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any current or former employee, independent contractor, agent or consultant of any Seller or engaged in the Businesses ("Employee"), or any current or former employee, independent contractor, agent or consultant of any entity required to be aggregated with any Seller pursuant to Section 414(b), (c), (m), or (o) of the Code and each management, employment, severance or consulting agreement or contract between any Seller or any of its Affiliates and any Employee for which any Seller may have liability or between any Seller and any Employee ("Employee Plan"). Each Seller will provide to Buyer prior to the Closing true and complete copies of all documents, if any, embodying each Employee Plan, including all amendments thereto and written interpretations thereof; the three most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Employee Plan required under ERISA; and the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA.

                 (ii) Compliance. Each Seller has performed in all material respects all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. No Employee Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA, and none of Sellers has any liability with respect to any such plan as a result of having been part of a "controlled group" within the meaning of Section 414(b), (c),
(m), and (o) of the Code, nor is there any basis for such liability being imposed. There are no investigations, proceedings, actions, suits or claims pending, or, to the best knowledge of any Seller, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan; each Employee Plan can be amended, terminated, or otherwise





Execution                          - 23 -
discontinued on or after the Closing in accordance with its terms, without liability to Sellers, Buyer or any of Buyer's Affiliates; all premiums required by any Employee Plan have been paid thereunder; all outstanding indebtedness for services performed for any Seller or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any Employee has been paid when due or accrued on the books of such Seller; all contributions due to and payments from, the Employee Plans that may have been required to be made have been made; no "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA for which a statutory, administrative or regulatory exemption is not available has occurred with respect to any Employee Plan; and no action or failure to act with respect to any Employee Plan will subject any Seller, Buyer or any of Buyer's Affiliates to any tax or penalty or other liability.

                 Except as listed on Exhibit 5.01(o) annexed hereto, each Employee Plan that is intended to be qualified under the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan and related trust are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively; such determination letter includes any new or modified requirements under the Tax Reform Act of 1986 and subsequent legislation enacted thereafter; and no such determination letter has been revoked, nor to the knowledge of Seller, has revocation been threatened. To Seller's knowledge, nothing has occurred or is expected to occur that would adversely affect the qualified status of any Plan or any related trust subsequent to the issuance of such determination letter.

                 (iii) No Post-Employment Obligations. No Seller maintains or contributes to any Employee Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) to any Employee upon his retirement or termination of employment, except as may be required by Federal or state statute and no Seller has ever represented, promised, or contracted (orally or in writing) to any Employee (individually or as a group) that life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) would be provided upon their retirement or termination of employment, except to the extent required by Federal or state statute.

                 (iv) COBRA. Each "group health plan" within the meaning of Section 4980B(g)(2) of the Code maintained by any Seller or any entity with which it is considered a "single employer" within the meaning of Section 414(b), (c), (m) and (o) of the Code, has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at Section 4980B of the Code and any regulations promulgated or proposed (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Code and any regulations promulgated thereunder) thereunder.

                 (v)      Effect of Transaction.  Except as set forth on
Exhibit 5.01(o)(v) annexed hereto, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacations or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No





Execution                          - 24 -
payment or benefit which will or may be made by any Seller with respect to any Employee as a result of the transactions contemplated hereby will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (vi) Employment Matters. Each Seller (A) is in compliance with all applicable Federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except where the failure to be in compliance would not, singly or in the aggregate, have a material adverse effect on any Seller, its financial condition or business; (B) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except as would not have a material adverse effect on such Seller, its financial condition or business; and (D) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security or other benefits for Employees.

                 (vii) Labor. No work stoppage or labor strike with respect to Employees or against any Seller is pending or, to the best knowledge of any Seller or any Partner, threatened. Except as set forth on Exhibit 5.01(o)(vii) annexed hereto, no Seller is involved in or, to the best knowledge of any Seller, threatened with, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Employee including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on such Seller, its financial condition or business. No Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, have a material adverse effect on such Seller, its financial condition or business.

                 (viii) No Seller is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is at the date hereof being negotiated by or on behalf of any Seller.

         (p)     Contracts.

                 (i) Exhibit 5.01(p) annexed hereto contains a list of all Contracts (other than subscriber agreements and agreements having an annual cost of less than $5,000 for any single agreement and $50,000 for all such agreements) to which any Seller is a party and which in any way relate to the operations or properties of any Seller or which will be binding upon Buyer, its operations or properties (including the Businesses or the Purchased Assets) after the Closing Date. As used herein "Contracts" means all leases, rental agreements, insurance policies, collective bargaining agreements, union contracts, licenses, agreements, permits, purchase orders, sales orders, agreements with suppliers, reseller agreements, agreements with agents, agreements with customers, commitments and any and all other contracts, consents or binding arrangements or understandings (including capital commitments and arrangements with respect to construction in progress), whether written or oral, express or implied, to which any Seller is a party and which in





Execution                          - 25 -
any way relate to the operations of the Businesses or the Purchased Assets of any Seller or which will be binding upon Buyer, its operations or properties (including the Businesses or the Purchased Assets) after the Closing Date. Except for (i) the Contracts listed on Exhibit 5.01(p) annexed hereto (true and complete copies of which agreements have been previously delivered to Buyer or, in the case of oral agreements, descriptions of which are set forth on said
Exhibit 5.01(p)), (ii) subscriber agreements and agreements having an annual cost of less than $5,000 for any single agreement and $50,000 for all such agreements and (iii) Contracts entered into between the date hereof and the Closing Date as permitted by Section 4.01(c) hereof, none of Sellers is a party to nor is it or any of its property bound by any Contract.

                 (ii) Each Seller has performed and will perform in all material respects all obligations required to be performed by it under all Contracts, and will in all material respects perform all obligations required to be performed by it under Contracts entered into after the date hereof as permitted by Section 4.01(c) hereof; none of Sellers nor, to the best of any Seller's or any Partner's knowledge, any party with whom any Seller has an agreement is in material default under any Contract, and no event exists which with the giving of notice or the passage of time, or both, would create such a default; and no Seller knows of a meritorious basis for any claim of any such default.

                 (iii) Each of the Contracts has been, and each Contract entered into after the date hereof as permitted by Section 4.01(c) hereof will be, lawfully entered into and is or will be valid and in full force and effect and is or will be enforceable in accordance with its terms for the period stated in such Contract. There are no currently threatened cancellations of, nor are there any outstanding disputes under, any Contracts. No Seller will modify, amend or waive any provisions of any Contract in a manner that would materially adversely affect the Businesses, the Purchased Assets or, financial condition of Buyer after the Closing Date, or terminate any Contract prior to the Closing without the prior written consent of Buyer, which consent will not be unreasonably withheld.

                 (iv) Except as set forth on Exhibit 5.01(b) annexed hereto, the consummation of the transactions contemplated by this Agreement does not require any consent under any Contract listed on Exhibit 5.01(p) annexed hereto, and the consummation of the transactions contemplated by this Agreement will not require any consent under any Contract (which will survive the Closing) entered into after the date hereof as permitted by Section 4.01(c) hereof, in each case which will not have been obtained by the Closing (and copies of such consents will be given to Buyer on or prior to the Closing
Date), and such consummation will not result in the termination of any right or privilege under any Contract listed on Exhibit 5.01(p) annexed hereto or any other Contract (which will survive the Closing) entered into after the date hereof as permitted by Section 4.01(c) hereof; provided, however, that Sellers shall not be deemed to be in default of any of their obligations under this Agreement by reason of the failure to obtain any such individual consent so long as the failure to obtain any such consent would not individually or together with all such other failures to obtain consents have a material adverse effect on the Businesses, the Purchased Assets or their ownership or operation by Buyer or the consummation of the transactions contemplated hereby. No Seller has received notice that any party to any Contract listed on Exhibit 5.01(p) annexed hereto intends to cancel such Contract nor has any party given any Seller notice of any alleged





Execution                           - 26 -
breach of any Contract or of its intent to take any legal action in order to enforce its rights thereunder. All liabilities and obligations of any Seller which are due and payable or which are to be performed on or before the Closing Date under such Contracts have been, or will have been on the Closing Date, duly paid in full or performed in all material respects.

                 (v) Exhibit 5.01(p) annexed hereto contains true and complete copies of all forms of subscriber agreements used by any Seller.

                 (vi) No Seller has any Contracts with any Person (or group of Affiliated Persons) which cover more than 2% of such Seller's wireless telephone subscribers.

                 (vii) Each of the agreements between any Seller and its agents or dealers, including those entered into between the date hereof and the Closing Date as permitted by Section 4.01(c) hereof, contains or will at the Closing Date contain a provision permitting such Seller, in its sole discretion, to change the amount and rate of the fees or other consideration to be paid to such agent or dealer upon ninety (90) days or less written notice by such Seller to such agent or dealer.

         (q) No Sale. No Seller has entered into any contract to sell, mortgage or encumber any of its material assets.

         (r) No Material Adverse Change. Since the date of the most recent Operating Financial Statements, there has not been

                 (i) any material adverse change in the rate of any Seller's generation of cash flow from operations, as opposed to cash flow from financing operations and investment activities, after giving effect to customary seasonal fluctuations of cash flow generation and after giving effect to agents' commissions and other marketing expenses incurred in the ordinary course of business consistent with past practices;

                 (ii) any incurrence, assumption or guarantee by any of Sellers of Indebtedness other than pursuant to Contracts in existence on the date hereof and set forth or described in Exhibit 5.01(p) annexed hereto or as permitted pursuant to Section 4.01(c) hereof;

                 (iii) any creation by any of Sellers of any Lien on any of the Purchased Assets other than pursuant to Contracts in existence on the date hereof and set forth or described in Exhibit 5.01(p) annexed hereto or as permitted pursuant to Section 4.01(c) hereof, each of which Liens will be terminated and released on or prior to the Closing Date;

                 (iv) any making of any loan, advance or capital contribution to or investment in any Person by any Seller other than as permitted pursuant to Section 4.01(c) hereof;

                 (v) any damage, destruction or other casualty loss affecting the Business or the Purchased Assets of any Seller which, after giving effect to payments to such Seller under applicable insurance policies, has had or is likely to have a material adverse effect on such Seller, its financial condition or business;





Execution                           - 27 -

                 (vi) any repurchase, redemption or other acquisition by Sellers of any outstanding interest in Sellers;

                 (vii) any change by any Seller in accounting principles or methods; or

                 (viii) any other action taken by any Seller which, without the prior written consent of Buyer, would not be permitted pursuant to Section 4.01(c) hereof.

         (s)     Equipment.  Except for that being replaced as set forth on
Exhibit 4.01(q) annexed hereto, substantially all of Sellers' (i) wireless telephone equipment, including system equipment, switch, cell site and test equipment, (ii) mobile telephone equipment in inventory, and (iii) equipment and software relating to any of Sellers' billing systems are in good working condition and are suitable for the use for which they are intended.

         (t) Transactions with Affiliates. No Seller nor any Affiliate of any Seller, nor any shareholder, officer, director, partner, member, consultant or employee of any thereof, is at the date hereof a party to any transaction with any Seller which would survive the Closing Date, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, any such Seller or Affiliate.

         (u) No Other Business; No Subsidiaries. No Seller has conducted any business other than the business of owning and operating wireless telephone companies. No Seller has any subsidiaries nor is any Seller a partner in any other partnership or joint venture, nor does any Seller own any equity interest in any other entity.

         (v) Investment Company Act. No Seller is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (w) Truth and Correctness. No representation or warranty by any Seller or Partner herein, nor any written statement or certificate or other instrument furnished to Buyer by any Seller or Partner pursuant hereto or in connection with the transactions contemplated hereby, including the Exhibits annexed hereto, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

         5.02 Buyer's Representations and Warranties. Buyer represents and warrants to Sellers as follows:

         (a) Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         (b) Authority. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance





Execution                            - 28 -
with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (i) any provision of the certificate of incorporation or by-laws of Buyer; (ii) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which Buyer is a party or by which it or its property is bound or affected; or (iii) any law, order, judgment, ordinance, rule, regulation or decree to which Buyer is a party or by which it or its property is bound or affected. Except as described on Exhibit 5.02(b) annexed hereto, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with any governmental or regulatory authority or agency or third party is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to (A) render this Agreement or the transactions contemplated hereby valid and effective and (B) enable Buyer to purchase the Businesses and the Purchased Assets as herein contemplated.

         (c) Legal Matters. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Buyer threatened, against or relating to Buyer's right to perform its obligations under this Agreement, nor does Buyer know or have reason to be aware of any basis for the same. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal which would individually or in the aggregate have a material adverse effect on Buyer's obligations hereunder or the transactions contemplated by this Agreement other than orders or decrees involving the wireless telephone industry in general.

         (d) Truth and Correctness. No representation or warranty by Buyer, or any written statement or certificate or other instrument furnished to Sellers by Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

         5.03 No Brokers. Buyer represents and warrants to Sellers and the Partners that no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer, and Buyer hereby agrees to indemnify Sellers and the Partners and agrees to hold harmless Sellers against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer. Sellers and the Partners represent and warrant, jointly and severally, to Buyer that, except for Columbia Capital Corporation, no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee





Execution                            - 29 -
or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Sellers and the Partners and Sellers and the Partners hereby agree, jointly and severally, to indemnify Buyer and agree, jointly and severally, to hold harmless Buyer against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of any Seller and the Partners, including those with Columbia Capital Corporation.

                                   ARTICLE 6

                           CONDITIONS TO OBLIGATIONS

         6.01. Conditions to Buyer's Obligation. The obligation of Buyer to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived by Buyer, in its sole discretion, in whole or in part:

         (a) Each of the representations and warranties of each Seller and each Partner contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects except for changes contemplated by this Agreement. Each Seller and each Partner shall have performed and complied in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing. Buyer shall have been furnished with a certificate of each Seller and each Partner signed by its Chairman, President, Vice Chairman or general partner, as the case may be, dated the Closing Date, certifying to the fulfillment of the foregoing conditions by such Seller or such Partner and to the truth and correctness in all material respects, except for changes contemplated by this Agreement, as of the Closing Date, of the representations and warranties of such Seller or Partner contained herein.

         (b) There shall not then be pending by any third party any suit or proceeding to restrain or invalidate, in whole or in part, this Agreement or the transactions herein contemplated.

         (c) Buyer shall have been furnished with an opinion of Edwards & Angell, counsel for Sellers and Partners, dated the Closing Date, substantially in the form of Exhibit 6.01(c) annexed hereto.

         (d) Buyer shall have been furnished with an opinion of Paul, Hastings, Janofsky & Walker LLP, FCC counsel for Sellers, dated the Closing Date, substantially in the form of Exhibit 6.01(d) annexed hereto.

         (e) The waiting periods, if applicable, of the HSR Act shall have expired or been terminated.

         (f) All consents, approvals and actions of third parties including all approvals from Federal, state and local authorities (including the FCC and all public service commissions and





Execution                           - 30 -
public utility commissions or comparable bodies exercising jurisdiction over Sellers) as may be required for the valid assignment and transfer to Buyer, as of the Closing Date, of all right, title and interest in and to the Businesses and the Purchased Assets, shall have been obtained or made pursuant to a Final Order, which consents and approvals shall not contain any conditions or restrictions which, in the case of FCC approvals, are not customary in transactions of this nature, and which in the case of third party consents and approvals, materially adversely affect any Seller or its business or financial condition, or the value of the Businesses or the Purchased Assets, or the consummation of the transactions contemplated hereby. "Final Order" means an action or decision as to which: (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application has passed; (iii) the FCC or public utility commission, public service commission (or comparable bodies exercising jurisdiction over any of Sellers or the Businesses) does not have the action or decision under reconsideration on its own motion and the time for initiating such reconsideration has passed; and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. Notwithstanding anything to the contrary herein contained, it shall not be a condition to Buyer's obligations under this Agreement for Sellers to obtain each individual required consent (other than any consents of the FCC, any public utility or public service commission (or comparable bodies exercising jurisdiction over any of Sellers or the Businesses)) so long as the failure to obtain any such individual consent would not individually or together with all such other failures to obtain consents have a material adverse effect on the Businesses, the Purchased Assets or their ownership or operation by Buyer or the consummation of the transactions contemplated hereby.

         (g) Sellers shall have delivered to Buyer such deeds, bills of sale and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good and marketable title in and to the Businesses and the Purchased Assets, free and clear of any Liens, restrictions on transfer and rights of first refusal.

         (h) Each Seller shall deliver to Buyer (i) if such Seller is a corporation (A) copies of its certificate of incorporation certified by the Secretary of State of the jurisdiction of its incorporation, (B) copies of its by-laws certified by its secretary, and (C) certificates of good standing of recent date from the jurisdiction of its incorporation and all jurisdictions in which it is qualified to do business; (ii) if such Seller is a partnership, (A) a copy of its partnership agreement certified by its general partner (other than portions thereof which disclose the relative economic interests of the partners thereof) and (B) certificates of good standing from the jurisdiction of its organization and all jurisdictions in which it is qualified to do business; and (iii) a lien and judgment search in the offices of the Secretaries of State of the states of Colorado, Kansas, Minnesota, New Mexico, Oklahoma, Texas and Utah and in the office of the county clerk of the appropriate counties therein, dated not earlier than fifteen (15) Business Days prior to the Closing Date, the results of which are consistent with the representations of Sellers contained herein.

         (i) Each Seller and each Partner, for itself and its Affiliates, officers, directors and shareholders shall have delivered to Buyer documentation (including a general release) in form





Execution                          - 31 -
reasonably satisfactory to Buyer evidencing the release and discharge of any and all claims which it or its Affiliates, officers, directors and shareholders may have against the Businesses or the Purchased Assets.

         (j) Each Seller shall have delivered to Buyer a certified copy of the resolution or resolutions duly adopted by its board of directors (and shareholders if required) or general partner (and the consents of its partners if required pursuant to its partnership agreement or other governing documents or under the Delaware Revised Uniform Limited Partnership Act, as amended) authorizing the execution, delivery and performance of this Agreement.

         (k) No statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which would render the consummation of this Agreement unlawful.

         (l) Each Seller shall have delivered to Buyer an affidavit certifying as to such Seller's non-foreign status in accordance with Section 1445(b)(2) of the Code.

         (m) The transactions contemplated by the Agreement and Plan of Merger of even date herewith, among Buyer, Triad Cellular L.P., Minnesota Cellular Corporation, Triad Investment Minnesota, Inc., Barry B. Lewis, Craig Viehweg, Terry E. Purvis, Triad Cellular Corporation ("TCC") and Triad Minnesota L.P. (the "Merger Agreement") shall have been consummated, or shall be consummated concurrently herewith, in accordance with the terms of such Merger Agreement; provided, however, if the Merger Agreement shall have been terminated by reason of a Stockholder's Failure (as defined in the Merger Agreement), the consummation of the transactions contemplated by the Merger Agreement shall not be a condition to the consummation of the transactions contemplated hereby.

         6.02. Conditions to Sellers' Obligation. The obligation of Sellers to perform, fulfill or carry out their agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived by Sellers, in their sole discretion, in whole or in part:

         (a) Each of Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects, except for changes contemplated by this Agreement. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing. Sellers shall have been furnished with a certificate of Buyer's Chief Executive Officer, Vice Chairman or Senior Vice President, dated the Closing Date, certifying to the fulfillment of the foregoing conditions by Buyer and to the truth and correctness in all material respects, except for changes contemplated by this Agreement, as of the Closing Date, of the representations and warranties of Buyer contained herein.

         (b) There shall not then be pending by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions contemplated hereby; provided, however, if Buyer desires to close notwithstanding any such suit or proceeding and agrees to indemnify and hold





Execution                           - 32 -
harmless Sellers from any damages, losses, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by Sellers as a result of such suit or proceeding, then Sellers shall nevertheless be obligated to consummate the transactions contemplated hereby.

         (c) Buyer shall have delivered to Sellers on the Closing Date the Purchase Price as provided in Section 3.01(a) hereof.

         (d) All consents, approvals and actions of third parties, including all approvals from Federal, state and local authorities (including the FCC and all public service commission and public utilities commission or comparable bodies exercising jurisdiction over Sellers) as may be required for the valid assignment and transfer by Sellers to Buyer of the Businesses and the Purchased Assets shall have been obtained; provided, however, that such consents, approvals and actions need not be Final Orders.

         (e) Sellers shall have been furnished with an opinion of Rubin Baum Levin Constant & Friedman, counsel for Buyer, dated the Closing Date, substantially in the form of Exhibit 6.02(e) annexed hereto.

         (f) Sellers shall have been furnished with a certified copy of the resolution or resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement.

         (g) No statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which would render the consummation of this Agreement unlawful.

         (h) The waiting periods, if applicable, of the HSR Act shall have expired or been terminated.

         (i) The transactions contemplated by the Merger Agreement shall have been consummated, or shall be consummated concurrently herewith, in accordance with the terms of such agreement; provided, however, if the Merger Agreement shall have been terminated by reason of a Stockholder's Failure (as defined in the Merger Agreement), the consummation of the transactions contemplated by the Merger Agreement shall not be a condition to the consummation of the transactions contemplated hereby.

                                   ARTICLE 7

                              SURVIVAL; INDEMNITY

         7.01. Survival of Representations and Warranties. Notwithstanding any investigation or review made at any time by or on behalf of any party hereto, all representations and warranties contained in this Agreement or in the Exhibits annexed hereto or in any of the agreements, certificates or instruments delivered in connection herewith (other than the representations and warranties contained in Section 5.01(i) (the "Title Representations"),
Section 5.01(h) and the first two sentences of Section 5.01(b) and the first sentence of Section 5.02(b) (the "Authorization





Execution                             - 33 -

Representations"), Section 5.01(n) (the "Tax Representations"), Sections 5.01(o) and 5.01(k) (the "Employee Representations") and 5.01(g) (the "Environmental Representations")) shall survive the Closing for a period of one
(1) year and one hundred and eighty (180) days after the Closing Date (the "Indemnification Period") and shall thereupon expire together with any right to indemnification (except with respect to any claim for breach of any such representation or warranty for which written notice shall have been given prior to the termination of the Indemnification Period to the party which made such representation or warranty). The Environmental Representations shall survive the Closing for a period of three (3) years after the Closing Date and the Title Representations, the Authorization Representations, the Tax Representations and the Employee Representations and the liabilities and obligations of Sellers under Sections 3.05 and 7.03 hereof and under Article 8 hereof shall survive the Closing until the expiration of any applicable statutes of limitation (such three (3) year period being the Indemnification Period with respect to the Environmental Representations and such statutes of limitations period being the Indemnification Period with respect to the Title Representations, the Authorizations Representations, the Tax Representations and the Employee Representations and the liabilities and obligations of Sellers under Sections 3.05 and 7.03 hereof and under Article 8 hereof).

         7.02.  Sellers' and Partners' Indemnity.

         (a) During the Indemnification Period (or thereafter solely with respect to any claim for indemnification for which notice has been given prior to the expiration of the Indemnification Period), in addition to any other indemnification provided for under this Agreement, each Seller and each Partner shall jointly and severally indemnify and hold harmless Buyer and its Affiliates from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages), fines, Taxes (including excise and penalty taxes), penalties, costs and expenses (including interest, expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Buyer against Sellers or asserted by third parties)) (collectively "Losses") incurred or suffered by Buyer and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives arising out of, resulting from, or relating to:

                 (i) any breach of any of the representations or warranties made by any Seller or any Partner in this Agreement or in any agreement, certificate, Exhibit or other instrument delivered by any Seller or any Partner pursuant to this Agreement;

                 (ii) any failure by any Seller or any Partner to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate, Exhibit or other instrument delivered by any Seller or any Partner pursuant to this Agreement;

                 (iii) any and all liabilities of Sellers other than those expressly assumed by Buyer pursuant to Section 3.04 hereof;

                 (iv) any liabilities arising out of, resulting from or relating to the liabilities of Sellers, or any other member of any affiliated group or "controlled group," within the meaning of





Execution                          - 34 -

Section 414(b), (c), (m) and (o) of the Code, of which any Seller was a member on or prior to the Closing Date which liability exists by reason of such Seller having been a member of such affiliated or controlled group, including liabilities relating to (A) the funding, operation, maintenance, administration, amendment or termination of, or the withdrawal or partial withdrawal from, any employee plan relating to any period on or prior to the Closing and including losses arising under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code, (B) compliance with COBRA under Section 4980B of the Code, and (C) environmental matters with respect to any operations of, or properties owned, occupied or operated or formerly owned, leased or operated by, any Seller or any other member of an affiliated group or "controlled group" of which any Seller was a member prior to the Closing Date;

                 (v) Any failure by Buyer or any of Sellers to comply with the provisions of any Bulk Sales laws of the uniform commercial code as in effect in any state having jurisdiction over Sellers or the transactions contemplated hereby.

         (b) Notwithstanding anything to the contrary contained in Section 7.02(a), Sellers and Partners shall not be required to pay or reimburse Buyer or its Affiliates, for Losses pursuant to Sellers' and Partners' joint and several indemnification obligation pursuant to Section 7.02 which (when aggregated with any Losses paid to Buyer, or Buyer's Affiliates, by Seller or Seller's Affiliates pursuant to Article 7 of (i) the Merger Agreement, (ii) the Agreement, of even date herewith, between Buyer and TCC with respect to the acquisition by Buyer of rights to certain D and E Block PCS licenses, and (iii) the Agreement, of even date herewith, between Buyer and TCLP with respect to the acquisition by Buyer of the Texas 1 RSA; the Agreements referred to in clauses (i), (ii) and (iii) above being referred to as the "Concurrent Agreements") are in excess of One Hundred Million ($100,000,000) Dollars.

         (c)     Notwithstanding anything to the contrary contained in this
Section 7.02, neither Buyer nor its Affiliates shall be entitled to seek indemnification under Section 7.02(a) for any Losses unless the aggregate amount of Buyer's or its Affiliates' Losses in respect of all such matters, when aggregated with the aggregate amount of Buyer's or its Affiliates' Losses (as such terms are defined in the Concurrent Agreements) arising under the Concurrent Agreements (as more particularly set forth in Article 7 of the Concurrent Agreements), exceeds $375,000 in which event Buyer and its Affiliates shall be entitled to seek indemnification under this Section 7.02 for the amount of such Losses in excess of $375,000; provided, however, that the limitations set forth in this Section 7.02(c) shall not be taken into account in determining the amount of the Working Capital and Reimbursable Capital Expenditures determined in accordance with the procedure set forth in
Section 3.03(b) (which determination shall be made without any exclusions whatsoever by reason of the foregoing); provided further, however, that the foregoing limitation with respect to Buyer's or its Affiliates' right to indemnification shall not be applicable to Losses arising from or relating to (and Buyer and its Affiliates shall be entitled to indemnification for all such Losses commencing with the first dollar of such Losses) (i) any breach of the Title Representations, the Authorization Representations, the Tax Representations, the Employee Representations and the liabilities and obligations of Sellers under Sections 3.05 and 7.03 hereof and under Article 8 hereof; (ii) any Losses arising by reason of or relating to any inaccuracy or omission relating to current assets or current liabilities included on the Closing Date Balance Sheets, which affected in any way





Execution                          - 35 -
the determination of Working Capital or Reimbursable Capital Expenditures pursuant to Section 3.03 hereof and which were known to, or should have been reasonably foreseeable by, Sellers at the time of preparation of the Closing Date Balance Sheets; or (iii) any Losses arising by reason of or relating to any litigation listed on Exhibit 5.01(d) annexed hereto.

         (d) As collateral security for Sellers' or Partners' indemnification obligations under this Agreement and Seller's or its Affiliates' indemnification obligations under the Concurrent Agreements, Sellers, or their Affiliates shall deliver, or cause to be delivered, to a national bank to be mutually agreed to (the "Escrow Agent") to be held in escrow pursuant to the terms of an Escrow Agreement, in substantially the form of Exhibit 7.02(d) annexed hereto (the "Escrow Agreement"), to be entered into on the Closing Date, at Seller's option either Six Million ($6,000,000) Dollars in cash or Four Hundred Eighty Thousand (480,000) shares of Buyer's Class A Common Stock, no par value ("Shares"), issued in accordance with the Merger Agreement (such cash or shares being referred to herein as the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent pursuant to the Escrow Agreement for a period of one (1) year and one hundred eighty (180) days after the Closing Date; provided, however, that on the first anniversary of the Closing Date the Escrow Fund shall be reduced to an amount equal to the lesser of the balance of the Escrow Fund on such first anniversary or 75% (if the Escrow Fund is originally funded with Shares, as measured by Shares) of the original Escrow Fund (except to the extent any claims in excess of such reduced amount have been asserted prior to such first anniversary). The Escrow Agreement shall set forth the procedures for Buyer to make any claims against the Escrow Fund, the circumstances under which such Escrow Fund shall be distributed either to Buyer or to Sellers and procedures for the Sellers to substitute cash in lieu of stock. Nothing contained in this Section 7.02(d) or in the Escrow Agreement shall limit in any way Sellers' and Partners' indemnification obligations under this Agreement or the indemnification obligations of Sellers or their Affiliates, as applicable, under the Concurrent Agreements; it being understood that, if the Escrow Fund is not sufficient to satisfy such indemnification obligations, then Sellers, the Partners and Sellers' Affiliates, as applicable, shall (subject to Section 7.02(b) hereof) remain liable for such indemnification obligations as set forth in this Agreement or in the Concurrent Agreements.

         7.03.  Tax Indemnification.

         (a) During the Indemnification Period (or thereafter solely with respect to any claim for indemnification for which notice has been given prior to the expiration of the Indemnification Period, each Seller and each Partner hereby agrees, jointly and severally, to indemnify and hold harmless Buyer and its Affiliates from and against (i) all liability for Taxes of Sellers (including any liability for Taxes by reason of Sellers being included in a Federal or state consolidated, combined or unitary return and including any Tax liabilities resulting from the transactions contemplated by this Agreement), and amounts with respect to liability for Taxes pursuant to any written or unwritten agreement for the allocation or payment of or with respect to Tax liabilities or benefits ("Tax Sharing Arrangements"; such amounts being included in the definition of "Taxes" for purposes of this Section 7.03), to the extent such Taxes, in the aggregate, exceed the reserve therefor on the Closing Date Balance Sheets and (ii) any liability for out-of-pocket fees, costs and expenses (including reasonable attorney's fees) arising out of or incident to any Tax indemnified hereunder. If any amount for which Sellers and Partners are to indemnify Buyer and its Affiliates





Execution                          - 36 -
pursuant to the immediately preceding sentence is, subject to Sellers' rights under Section 7.03(b), determined to be payable (whether as a payment of estimated tax or otherwise) after the Closing Date, Sellers shall pay or cause to be paid to Buyer such amount no later than the later of (A) five (5) Business Days after Buyer gives notice to Sellers of both the amount due and the date such amount is due and payable (the "Due Date") and (B) three (3) Business Days before the Due Date. Amounts described in clause (ii) shall be reimbursed as incurred. Any payment required to be made hereunder and not made at the time specified in the preceding two sentences shall bear interest at the prime rate of The Toronto-Dominion Bank as in effect from time to time or such higher rate actually payable by the indemnified party on the delayed payment of the Taxes being indemnified, calculated from the date such payment was required to be made hereunder to the date such payment is actually received by the indemnified party. "Taxes" shall mean all taxes of any kind, including those on, or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

         (b) If any claim or demand is asserted by any taxing authority in writing with respect to a Tax indemnified hereunder, Buyer shall notify Sellers of such claim or demand within fifteen (15) days of receipt thereof; provided, however, that failure to give such notification shall not affect the indemnified party's entitlement to indemnification hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnifying party shall have the right to control the defense, compromise or settlement thereof; provided, however, that the indemnifying party shall not be permitted to take any action with respect to an issue that could adversely affect the Tax liability of the indemnified party (with respect to liabilities not indemnified hereunder) unless the indemnified party consents to such action. Without limiting the indemnifying party's rights under the preceding sentence, the indemnified party shall be permitted to participate in the defense of any such claim or demand, at its own expense. The indemnified party shall cooperate fully in such defense as and to the extent reasonably requested by the indemnifying party. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such claims or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         7.04.  Buyer's Indemnity.

         (a) During the Indemnification Period (or thereafter solely with respect to any claim for indemnification for which notice has been given prior to expiration of the Indemnification Period), in addition to any other indemnification provided for under this Agreement, from and after the Closing, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates from and against any and all Losses (as defined in Section 7.02, except that reasonable fees and disbursements of counsel, accountants and other experts shall be included whether they relate to claims, actions or causes of action asserted by Sellers against Buyer or asserted by third parties) incurred or suffered by Sellers and their Affiliates and their respective officers, directors, partners, employees, agents and representatives arising out of, resulting from, or relating to:





Execution                          - 37 -

                 (i) any breach of any of the representations or warranties made by Buyer in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement; and

                 (ii) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement.

         (b)     Notwithstanding anything to the contrary contained in this
Section 7.04, neither Sellers nor their Affiliates shall be entitled to seek indemnification under this Section 7.04 for any Losses unless the aggregate amount of Sellers' and their Affiliates' Losses in respect of all such matters, when aggregated with the aggregate amount of Sellers' or their Affiliates' Losses (as such terms are defined in the Concurrent Agreements) arising under the Concurrent Agreements (as more particularly set forth in Article 7 of the Concurrent Agreements), exceeds $375,000 in which event Sellers and their Affiliates shall be entitled to seek indemnification under this Section 7.04 for the amount of such Losses in excess of $375,000; provided, however, that the limitations set forth in this Section 7.04(b) shall not be taken into account in determining the amount of the Working Capital and Reimbursable Capital Expenditures determined in accordance with the procedure set forth in
Section 3.03(b) (which determination shall be made without any exclusions whatsoever by reason of the foregoing); provided further, however, that the foregoing limitation with respect to Sellers' right to indemnification shall not be applicable to Losses arising from or relating to (and Sellers shall be entitled to indemnification for all such Losses commencing with the first dollar of such Losses) any breach of the representation and warranty set forth in the first sentence of Section 5.02(b) hereof.

         7.05.  Procedure.

         (a) In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article 7, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving prompt (in the event of claims arising by reason of the commencement of litigation against an Indemnitee by third parties, in no event later than ten (10) days after service of process, which process expressly indicates a claim for which Indemnitor (as hereinafter defined) may be liable) written notice thereof (the "Notice"), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, to the party providing indemnification (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any third party claim, action or proceeding (a "Claim") is brought against any Indemnitee, the Indemnitor shall have the right to assume, conduct and control the defense, compromise or settlement thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's own expense, and thereupon to prosecute in the name and on behalf of the Indemnitee any available cross-claims, counter-claims or third-party claims arising with respect to the Claim. If the Indemnitor shall assume the defense of





Execution                           - 38 -
such Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability with respect to such Claim. As long as the Indemnitor is contesting any such Claim in good faith and on a timely basis, the Indemnitee shall not pay or settle any such Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 7.05 and without limiting the Indemnitor's right to assume, conduct and control the defense, compromise or settlement thereof, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

         (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed 30-day period set forth in Section 7.05(a), or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee may assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in any litigation with respect to such Claim or any settlement thereof effected by the Indemnitee, provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification. The failure of the Indemnitor to assume the defense of any Claim shall not be deemed a concession by Indemnitor that it is required to indemnify the Indemnitee for the subject matter of such Claim.

         (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which any party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee. Any payments by any Indemnitor in indemnification hereunder shall be treated as adjustments to the Purchase Price.

         (d) The provisions of this Section 7.05 shall be subject to the provisions of Section 7.03(b).

         7.06. Indemnification Payments in Cash. All payments by Sellers to Buyer or its Affiliates in respect of any indemnification obligation to Buyer or its Affiliates shall be made by Sellers in cash, or at Sellers' option, if the Escrow Fund contains shares of Class A Common Stock, by the delivery to Buyer or its Affiliates of shares of its Class A Common Stock from the Escrow Fund (valuing such shares so delivered at the average closing price on NASDAQ of such shares for the six (6) Business Days immediately preceding the date of the delivery of such shares).

         7.07. Investigations; Waivers. The survival periods and rights to indemnification provided for in this Article 7 shall remain in effect notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

         7.08. Indemnity Sole Remedy. In the absence of fraud or of a suit seeking specific performance as contemplated by this Agreement, the remedies provided to each Seller and to Buyer by the foregoing provisions of this
Article 7 shall after the Closing Date be in lieu of any other remedies to which the respective party is entitled at law or in equity for any breach or noncompliance by a party with the provisions of this Agreement.





Execution                            - 39 -

                                   ARTICLE 8

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         8.01.  Employees.

         (a) On or before thirty (30) days prior to the Closing Date, Buyer will provide written notice to Sellers setting forth the identity of the Employees it desires to employ after the Closing Date. Sellers agree to use all reasonable efforts to assist Buyer in employing such Employees and, in this regard, to terminate such Employees on or prior to the Closing Date.

         (b) Upon reasonable notice, Sellers shall, and Partners shall cause Sellers to, provide Buyer with access to the Employees during normal business hours throughout the period on and before the Closing Date in accordance with the procedure established in Section 4.01(b). Such access shall be for the purpose of interviewing the Employees and providing transition training for those Employees continuing in employment after the Closing Date.

         (c) Buyer and Sellers shall consult regarding communications with the Employees whom Buyer does not intend to retain after the Closing so as to minimize any adverse impact on the Businesses. Upon the reasonable request of Buyer, Sellers shall, and Partners shall cause Sellers to, use all commercially reasonable efforts to minimize such impact, including enforcing Sellers' rights under any confidential or non-compete agreement with such Employees (other than the non-compete agreements of Barry B. Lewis or Craig W. Viehweg).

         (d) Nothing contained in this Agreement shall confer upon any Employee any right with respect to continued employment with Buyer. No provision of this Agreement shall create any third-party rights in any Employee, or beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such Employee by the Buyer after the Closing Date.

         8.02.  Employee Benefit Plans.

         (a) All medical, dental, vision, travel accident, accidental death and dismemberment, and life insurance expenses incurred by Employees and their dependents on or before the Closing Date, pursuant to Employee Plans, irrespective of the time at which claims are presented, are the responsibility of Sellers and shall be paid directly by Sellers or their medical, dental or life insurance carrier to such Employees and dependents.

         (b) Sellers shall be responsible for any medical, dental or life insurance coverage due to any Employees and their dependents who retired on or before the Closing Date.

         (c) Sellers, jointly and severally, agree to fulfill their obligations under continuation coverage rules of COBRA with respect to a "qualifying event," within the meaning of Section 4980B(f) of the Code or
Section 603 of ERISA, occurring on or before the Closing Date with respect to any Employees and their dependents.





Execution                         - 40 -

         (d) All short-term, long-term and extended disability benefits payable to Employees and their dependents who became disabled on or before the Closing Date are the responsibility of Sellers and shall be paid directly by Sellers or their insurance carriers to such Employees and their dependents.

         (e) If any Employees are terminated from employment by a Seller as a result of the transactions contemplated by this Agreement or otherwise, any obligations arising out of such termination of employment, including severance, accrued vacation pay, COBRA obligations, notices or compensation required under the Worker Adjustment and Retraining Notification ("WARN") Act, employment discrimination complaints, unfair labor practice charges, grievance under any collective bargaining agreement, breach of contract claims, and wrongful termination and related tort claims shall be the sole responsibility of such Seller.

         (f) Sellers and Partners hereby jointly and severally agree, until expiration of all applicable statutes of limitations, to indemnify, hold harmless and defend Buyer and its Affiliates from and against any and all claims, damages, liabilities and expenses including reasonable attorney's fees and disbursements of counsel, incurred by Buyer or any of its Affiliates arising from or in connection with any failure of Sellers or their Affiliates to discharge their responsibilities to pay benefits under paragraphs (a) - (e) of this Section 8.01.

                                   ARTICLE 9

                                 MISCELLANEOUS

         9.01. Expenses. Each party shall bear its own expenses incident to the negotiation, preparation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants, whether or not such transactions are consummated.

         9.02. Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms of the provisions or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not assert, as a defense against a claim for specific performance, that the party seeking specific performance has an adequate remedy at law.

         9.03. Notices. All notices, claims and other communications hereunder shall be in writing and shall be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile, or overnight air courier guaranteeing next day delivery (a) if to Buyer, to it at Western Wireless Corporation, 2001 NW Sammamish Road, Issaquah, Washington 98027, Attention: Alan R. Bender, Esq. (Fax No. 206-313-5547), with a copy (which shall not constitute notice) to Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, New York, New York 10112, Attention: Barry A. Adelman, Esq. (Fax No. 212-698-7825) or (b) if to any Seller or Partner, to it at 2420 Sand Hill Road, Menlo Park, California 94025, Attention: Barry Lewis (Fax





Execution                            - 41 -

No. 415-854-4512), with a copy (which shall not constitute notice) to Edwards & Angell, 101 Federal Street, Boston, Massachusetts 02110, Attention: Stephen O. Meredith, Esq. (Fax No. 617-439-4170), or at such other address as any party may from time to time furnish to the other parties by a notice given in accordance with the provisions of this Section 9.03. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

         9.04. Entire Agreement. This Agreement, together with the Exhibits annexed hereto, contains the entire understanding among the parties hereto concerning the subject matter hereof and may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

         9.05. Remedies Cumulative. Except as otherwise provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

         9.06. Governing Law. This Agreement shall be construed in accordance with and subject to the laws and decisions of the State of Washington applicable to contracts made and to be performed entirely therein.

         9.07. Counterparts. This Agreement may be executed in several counterparts hereof, and by the different parties hereto on separate counterparts hereof, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

         9.08. Waivers. No provision in this Agreement shall be deemed waived by course of conduct, including the act of Closing, unless such waiver is in writing signed by the parties and stating specifically that it was intended to modify this Agreement.

         9.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns. No Seller and no Partner shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Person; provided, however, that Buyer shall have the right to assign this Agreement and its rights and obligations hereunder in accordance with Section
1.03 hereof.

         9.10 Further Assurances. Buyer shall, at the request of Sellers and Partners, and each Seller and each Partner shall, at the request of Buyer, from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions herein contemplated.





Execution                           - 42 -

         9.11.  Disclosures.

         (a) Each of Buyer and each Seller and each Partner acknowledges and confirms in connection with the negotiation of this Agreement and the execution hereof, during the period from the date hereof through the Closing Date, the parties hereto will have furnished to one another certain materials, information, data and other documentation ("Disclosures") concerning their business, financial condition and operations which are proprietary and confidential. Each party acknowledges the party disclosing such Disclosures considers them secret and confidential and asserts a proprietary interest therein. Accordingly, each of Buyer and each Seller and each Partner covenants and agrees that it shall maintain all Disclosures made by another party in strict confidence and shall not use such Disclosures for its own benefit or disclose them to third parties, except to its agents, representatives, bankers, investment bankers, counsel and employees involved in evaluating the transactions contemplated by this Agreement, its partners (and the partners or other security holders thereof) or as otherwise required by law (including the requirement of Buyer to disclose such terms under any Federal or state securities laws); provided, however, that in no event shall Sellers be permitted to disclose the Purchase Price or any information concerning the calculation of the Purchase Price to any other Person (including its employees) unless and until such time as such information otherwise becomes public.

         (b) No public announcement by any party hereto with regard to the transactions contemplated hereby or the material terms hereof (including the Purchase Price) shall be issued by any party without the mutual prior consent of the other parties, except in the event the parties are unable to agree on a press release and legal counsel for one party is of the opinion that such press release is required by law and such party furnishes the other parties a written opinion of outside legal counsel, or other counsel reasonably acceptable to the party being furnished such opinion, to that effect, then such party may issue the legally required press release.

         (c) This Agreement shall not restrict any party hereto from using information already known to it, to which it is entitled under existing agreements, or information generally in the public domain or any information coming into its possession after it becomes public knowledge unless it became public knowledge through a breach of this Agreement.

         9.12.  Termination.

         (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned, without further obligation of either Seller or any Partner, or Buyer, at any time prior to the Closing Date as follows:

                 (i) by mutual written consent duly authorized by the general partners and board of directors, as applicable, of Sellers and Partners and board of directors of Buyer; or

                 (ii) by Sellers and Partners or by Buyer if the Closing shall not have occurred on or before the first anniversary of the date hereof, or such later date, if any, as Sellers, Partners and Buyer shall agree in writing; provided, that the party exercising such right is not in default of its obligations under this Agreement in a manner which results in the failure to satisfy the conditions to Closing of the other parties; or





Execution                            - 43 -

                 (iii) by Sellers and Partners or by Buyer if the consummation of the transactions contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction or of the FCC.

         (b) In the event of a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement except that nothing herein will relieve any party from liability for any breach of this Agreement.

         9.13.  Definitions; Etc.

         Unless the context otherwise requires, the terms defined in any Section of this Agreement shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to the Agreement and not to a particular Section of the Agreement unless expressly stated otherwise.





Execution                          - 44 -

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                       WESTERN WIRELESS CORPORATION


                                       By:  /s/ JOHN W. STANTON
                                          ---------------------------------
                                          Title: Chief Executive Officer


                                       TRIAD TEXAS, L.P.


                                        By: Triad Cellular Corporation, a
                                            general partner


                                        By:  /s/ BARRY B. LEWIS
                                            -----------------------------------
                                            Title: President


                                           By: Triad Cellular L.P., a general
                                               partner



                                           By: Triad Cellular Corporation, its
                                               general partner


                                        By:  /s/ BARRY B. LEWIS
                                            -----------------------------------
                                            Title: President


                                        TRIAD UTAH, L.P.



                                              By: Triad Cellular Corporation,
                                                  a general partner


                                         By:  /s/ BARRY B. LEWIS
                                             ----------------------------------
                                             Title: President


                                            By: Triad Cellular L.P., a
                                                general partner


                                            By: Triad Cellular Corporation,
                                                its general partner


                                            By:  /s/ BARRY B. LEWIS
                                                -------------------------------
                                                Title: President

                                       TRIAD OKLAHOMA, L.P.



                                       By: Triad Cellular Corporation, a
                                           general partner



                                       By:  /s/ BARRY B. LEWIS
                                           ---------------------------------
                                           Title: President



                                       By: Triad Cellular L.P., a
                                           general partner



                                       By: Triad Cellular Corporation, its
                                           general partner


                                       By:  /s/ BARRY B. LEWIS
                                           ---------------------------------
                                           Title: President



                                       TRIAD CELLULAR CORPORATION


                                       By:  /s/ BARRY B. LEWIS
                                           ---------------------------------
                                           Title: President



                                       TRIAD CELLULAR L.P.



                                       By: Triad Cellular Corporation, its
                                           general partner


                                       By:  /s/ BARRY B. LEWIS
                                           ---------------------------------
                                           Title: President